Exhibit 10.15

201 MISSION

SAN FRANCISCO, CALIFORNIA

OFFICE LEASE AGREEMENT

BETWEEN

CA-MISSION STREET LIMITED PARTNERSHIP, a Delaware limited partnership

(“LANDLORD”)

AND

FORGEROCK, INC., a Delaware corporation

(“TENANT”)

SUITE 2900

Table of Contents

1.	Basic Lease Information	1

2.	Lease Grant	3

3.	Possession	4

4.	Rent	5

5.	Compliance with Laws; Use	6

6.	Security for Lease	7

7.	Building Services	7

8.	Leasehold Improvements	9

9.	Repairs and Alterations	10

10.	Entry by Landlord	11

11.	Assignment and Subletting	12

12.	Liens	14

13.	Indemnity and Waiver of Claims	14

14.	Insurance	16

15.	Subrogation	18

16.	Casualty Damage	18

17.	Condemnation	20

18.	Events of Default	20

19.	Remedies	21

20.	Landlord Default; Limitation of Liability	24

21.	Intentionally Omitted	25

22.	Holding Over	25

23.	Subordination to Mortgages; Estoppel Certificate	26

24.	Notice	27

25.	Surrender of Premises	27

26.	Miscellaneous	27

i

The following exhibits and attachments are incorporated into and made a part of this Lease:

Exhibit A—Outline and Location of Premises

Exhibit B – Expenses, Taxes and Insurance Expenses

Exhibit C – Work Agreement

Exhibit D – Commencement Letter

Exhibit E – Building Rules and Regulations

Exhibit F – Additional Provisions

Exhibit G – Parking Agreement

Exhibit H – Form of Letter of Credit

ii

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (this “Lease”) is entered into as of ______, 2014 (the “Effective Date”), by and between CA-MISSION STREET LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”) and FORGEROCK, INC., a Delaware corporation (“Tenant”).

1.	Basic Lease Information.

1.01	“Building” means the building located at 201 Mission Street, San Francisco, California, commonly known as 201 Mission. “Rentable Area of the Building” is deemed to be 483,528 square feet.

1.02

“Premises” means the area shown on Exhibit A to this Lease. The Premises consists of Suite 2900 on the twenty-ninth (29th) floor of the Building, which suite constitutes the entirety of the 29th floor. All corridors and restroom facilities located on the 29th floor (and any other full floor which may in the future be occupied by Tenant) shall be considered part of the Premises. The “Rentable Area of the Premises” is deemed to be 15,744 square feet. All Rentable Area referred to herein is calculated in accordance with the “Standard Method For Measuring Floor Area in Office Buildings” approved June 7, 1996, by the American National Standards Institute and the Building Owners and Managers Association International (ANSI/BOMA Z65.1-1996) as interpreted and applied by Landlord’s measurement firm to the Building. Landlord and Tenant stipulate and agree that the Rentable Area of the Building and the Premises as set forth herein are correct. If and to the extent that the Premises is exclusively served by an exterior deck, such exterior deck shall not be deemed a portion of the Premises for the purposes of the calculation of the rentable area of the Premises for the payment of Base Rent, but such exterior deck shall be deemed a part of the Premises for the purpose of Tenant’s indemnity and insurance obligations set forth in this Lease.

1.03	“Base Rent”:

Months of Term	Annual Rate Per Rentable Square Foot	Monthly Base Rent
Month 1* - Month 12	$67.00	$87,904.00	**
Month 13 - Month 24	$69.01	$90,541.12	**
Month 25 - Month 36	$71.08	$93,256.96
Month 37 - Month 48	$73.21	$96,051.52
Month 49 - Month 60	$75.41	$98,937.92
Month 61 - Month 72	$77.67	$101,903.04
Month 73 - Month 84	$80.00	$104,960.00

*

If the Commencement Date is other than the first (1st) day. of a calendar month, “Month 1” shall be the first full calendar month of the Term plus any partial calendar month in which Commencement Date occurs, and in such event, Tenant shall pay the prorated amount of the monthly installment of Base Rent for such partial calendar month on the Commencement Date

**	Subject to abatement as set forth in Section 4.02

1.04	“Tenant’s Share”: 3.256% (i.e., 15,744/483,528).

1.05	“Base Year” for Taxes (defined in Exhibit B): 2015; “Base Year” for Expenses (defined in Exhibit B): 2015; “Base Year” for Insurance Expenses (defined in Exhibit B): 2015.

1.06	“Term”:

The period commencing on the Commencement Date (defined below) and, unless terminated earlier in accordance with this Lease, ending on the last day of the seventh (7th) full calendar month of the Term (the “Termination Date”). The “Commencement Date” shall be the later of (i) the date on which the Tenant Improvements (defined in Section 1.15) are Substantially Complete (defined in the Work Agreement), and (H) the earlier of (a) February 1, 2015, or (b) the date upon which Tenant, or any party claiming by, through or under Tenant occupies any portion of the Premises for the purpose of conducting business in the Premises. The parties anticipate that the Tenant Improvements will be Substantially Complete on or about February 1, 2015 (the “Target Commencement Date”).

1.07	“Parking Rights”: Two (2) stalls.

1.08	Allowance(s): $511,680.00

1.09	“Letter of Credit”: $731,226.67 (See Exhibit F, Section 1).

1.10	“Guarantor(s)”: None.

1.11	“Broker(s)”: Jones Lang LaSalle, representing Landlord, and Cushman & Wakefield of California representing Tenant.

1.12	“Permitted Use”: General office and administrative use.

1.13	“Notice Address(es)”:

Landlord: Jones Lang LaSalle Americas, Inc. 201 Mission Street, Suite 250 San Francisco, California 94105 Attn: General Manager and:	Tenant: Prior to the Commencement Date: 33 New Montgomery Street Suite 1150 San Francisco, California 94105 Attn: Legal

CA-Mission Street Limited

Partnership do LaSalle Investment

Management, Inc.

3344 Peachtree Road NE, Ste. 1200

Atlanta, GA 30326

Attn: Caleb Brenneman

With a copy to:

Shartsis Friese LLP

One Maritime Plaza, 18th Floor

San Francisco, California 94111

Attn: Jonathan M. Kennedy

From and after the Commencement Date: At the Premises With a copy to: Hopkins & Carley. ALC 200 Page Mill Road, Suite 200 Palo Alto, California 94306 Attn: David W. Brown, Esq.

Rent Payments: Rent shall be payable to “CA-Mission Street Limited Partnership” at the following address:

CA-Mission Street Limited Partnership

Jones Lang LaSalle Americas as Agent

39481 Treasury Center

Chicago, IL 60694-9400

1.14

“Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays that are commonly recognized by other office buildings in the area where the Building is located. “Building Service Hours” are 7:00 A.M. to 6:00 P.M. on Business Days and 9:00 A.M. to 1:00 P.M. on Saturdays (other than Holidays).

1.15	“Tenant Improvements” mean the work that Landlord will perform on Tenant’s behalf in the Premises, pursuant to the work agreement, attached to this Lease as Exhibit C (the “Work Agreement”).

1.16

“Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the parking facilities and other improvements, if any, serving the Building and the parcel(s) of land on which they are located.

2.	Lease Grant

The Premises are hereby leased to Tenant from Landlord for the Term, together with the right to use the Common Areas, subject to the terms and conditions of this Lease. For purposes of this Lease, “Common Areas” mean those certain areas and facilities of the Building and other improvements on the Property which are from time to time provided by Landlord for the use in common of tenants of the Building and their employees, clients, customers, licensees and invitees or for use by the public, which facilities and improvements include any and all common corridors, elevator foyers, the lobby, vending areas, bathrooms on multi-tenant floors, electrical and telephone rooms, mechanical rooms, janitorial areas and other similar facilities of the Building and any and all grounds, landscaped areas, outside sitting areas, sidewalks, walkways and pedestrianways.

3.	Possession.

3.01    Subject to Landlord’s obligation to perform its maintenance obligations as set forth herein and to complete the Tenant Improvements, Tenant is leasing the Premises in “as-is, where is” condition, without any obligation on the part of Landlord to make or pay for any improvements therein except as expressly set forth in this Lease. Subject to the foregoing, no representation or warranty, express or implied, has been made by Landlord with respect to any matter whatsoever, including the condition of the Premises or the Building, the suitability of the Premises or the Building for Tenant’s particular use, or any other conditions that may affect Tenant’s use and enjoyment of the Premises or the Building. No rights to any view or to light or air over the Building or any other property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. Landlord’s failure to Substantially Complete the applicable portion of the Tenant Improvements by the Target Commencement Date (described in Section 1.06) shall not be a Landlord Default or otherwise render Landlord liable for damages. Landlord shall not be liable for a failure to deliver possession of the Premises or any other space due to the holdover or unlawful possession of such space by another party, provided, however, Landlord shall use commercially reasonable efforts to obtain possession of any such space. Except as provided in Section 3.02 below, Tenant shall not be permitted to take possession of or enter the Premises prior to the Commencement Date without Landlord’s permission. Promptly after the determination of the Commencement Date, Landlord and Tenant shall execute and deliver a letter in the form attached hereto as Exhibit D (the “Commencement Letter”). Tenant’s failure to execute and return the Commencement Letter, or to provide a good faith written objection to the statements contained in the Commencement Letter, within ten (10) Business Days after the delivery of the Commencement Letter to Tenant, shall be deemed an approval by Tenant of the statements contained therein.

3.02    Subject to the terms and conditions of this Lease including, without limitation, Section 13, and provided Landlord has received the pre-paid Base Rent required by Section 4.01 below, the Letter of Credit and evidence of Tenant’s procurement of all insurance coverage required hereunder, Tenant, at Tenant’s sole risk, shall be permitted to enter the Premises from and after the date that is fourteen (14) days prior to the date that Landlord anticipates to be the Commencement Date, solely for the purpose of installing furniture, fixtures and equipment. Landlord may withdraw such permission for Tenant to enter the Premises, if Landlord reasonably determines that such entry is causing a dangerous situation for Landlord, Tenant, Tenant’s vendors and contractors or other tenants in the Building or is delaying or materially interfering with the progress of any work within the Building. Tenant will have no obligation to pay Rent during such early access period, except for the cost of services requested by Tenant (e.g., after hours HVAC service, after hours security, etc.), unless Tenant commences business operations in the Premises during such early access period. If Tenant so commences business operations in the Premises, then the Commencement Date shall be deemed to have occurred on the date that Tenant commences such business operations.

4.	Rent.

4.01    From and after the Commencement Date, Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent attributable to the first (1st) full calendar month of the Term shall be due concurrently with the execution of this Lease by Tenant. All other items of Rent shall be due and payable on or before thirty (30) days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, that Landlord designates and shall be made by good and sufficient check or by other means acceptable to Landlord. Landlord may return to Tenant, at any time within fifteen (15) days after receiving same, any payment of Rent (a) made following any Default (irrespective of whether Landlord has commenced the exercise of any remedy), or (b) that is less than the amount due. Each such returned payment (whether made by returning Tenant’s actual check, or by issuing a refund in the event Tenant’s check was deposited) shall be conclusively presumed not to have been received or approved by Landlord. If Tenant does not pay any Rent when due hereunder, Tenant shall pay Landlord an administration fee in the amount of five percent (5%) of the past due amount. Notwithstanding the foregoing, Landlord will not assess a late charge until Landlord has delivered written notice to Tenant of such late payment for the first late payment in any twelve (12) month period and after Tenant has not cured such late payment within three (3) days from receipt of such notice. No other notices will be required during the following twelve (12) months for a late charge to be incurred. In addition, past due Rent shall accrue interest at a rate equal to the lesser of (i) twelve percent (12%) per annum or (ii) the maximum legal rate, and Tenant shall pay Landlord a fee for any checks returned by Tenant’s bank for any reason. To ascertain whether any interest payable exceeds the legal limits imposed, any non-principal payment (including the administration fee) shall be considered to the extent permitted by Law to be an expense or a fee, premium or penalty, rather than interest. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the oldest obligation due from Tenant hereunder, then to any current Rent then due hereunder, notwithstanding any statement to the contrary contained on or accompanying any such payment from Tenant. Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Accordingly, Tenant hereby waives the provisions of California Uniform Commercial Code §3311 (and any similar Law that would permit an accord and satisfaction contrary to the provisions of this Section 4.01). Any partial payment shall be treated as a payment on account, and Landlord may accept such payment without prejudice to Landlord’s right to recover any balance due or to pursue any other remedy permitted by this Lease. No payment, receipt or acceptance of Rent following (a) any. Default; (b) the commencement of any action against Tenant; (c) termination of this Lease or the entry of judgment against Tenant for possession of the Premises; or (d) the exercise of any other remedy by Landlord, shall cure the Default, reinstate the Lease, grant any relief from forfeiture, continue or extend the Term, or otherwise affect or constitute a waiver of Landlord’s right to or exercise of any remedy, including Landlord’s right to terminate the Lease and recover possession of the Premises; provided, however, the full payment of all amounts required to cure any Monetary Default shall operate to cure said Default if paid within the time period provided in this Lease. The foregoing constitutes actual notice to Tenant of the provisions of California Code of Civil Procedure §1161.1(c).

4.02    Notwithstanding Section 4.01 above to the contrary, so long as Tenant is not in Default, Tenant shall be entitled to an abatement of Base Rent for the first four (4) full calendar months of the Term (in the amount of $351,616, plus a portion of the fifth (5th) full calendar month of the Term (in the amount of $53,158.69) (the “Abatement Period”). The total amount of Base Rent abated during the Abatement Period, in the amount of $404,774.69, is referred to herein as the “Abated Rent”. If Tenant is in Default at any time prior to the expiration of the Abatement Period, there will be no further abatement of Base Rent pursuant to this Section 4.02.

4.03    Tenant shall pay Tenant’s Share of Taxes, Insurance Expenses and Expenses in accordance with Exhibit B of this Lease. In addition, Tenant shall pay before delinquency any and all taxes levied or assessed and which become payable by Tenant (or directly or indirectly by Landlord) during the Term (excluding, however, state and federal personal or corporate income taxes measured by the net income of Landlord from all sources, capital stock taxes, and estate and inheritance taxes), whether or not now customary or within the contemplation of the parties hereto, which are based upon, measured by or otherwise calculated with respect to: (i) the gross or net rental income of Landlord under this Lease, including, without limitation, any gross receipts tax levied by any taxing authority, or any other gross income tax or excise tax levied by any taxing authority with respect to the receipt of the rental payable hereunder, except to the extent Landlord elects to include any of the foregoing in Taxes; (ii) the value of Tenant’s equipment, furniture, fixtures or other personal property located in the Premises; (iii) the possession, lease, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; (iv) the value of any leasehold improvements, alterations or additions made in or to the Premises, regardless of whether title to such improvements, alterations or additions shall be in Tenant or Landlord; or (v) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

5.	Compliance with Laws; Use.

The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including the Americans with Disabilities Act (“Law(s)”), regarding the operation of Tenant’s business and the use (other than for general office use), condition, configuration and occupancy of the Premises. In addition, Tenant, at its sole cost and expense, will promptly comply with any Laws that relate to the “Base Building” (defined below), but only to the extent such obligations are triggered by Tenant’s use of the Premises (other than for general office use) or Alterations or improvements in the Premises performed by or on behalf of Tenant. “Base Building” shall mean the structural portions of the Building, the public restrooms and the Building mechanical, electrical, fire/life-safety and plumbing systems and equipment. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law in connection with the Premises. Tenant shall not exceed the standard density limit for the Building (i.e., one (1) person per every 200 square feet of Rentable Area of the Premises (the “Standard Density”)). Notwithstanding the foregoing, Tenant may occupy the Premises at a density greater than the Standard Density (but no greater than one (1) person for every 143 square feet of Rentable Area), provided that such occupancy density is in compliance with applicable Law; however, Tenant acknowledges that the Building’s HVAC and electrical systems are not designed to service space occupied at a density greater than the Standard Density, and, as a consequence, if and to the extent that Tenant desires additional HVAC services or electrical infrastructure to service any portion of the Premises as a result of Tenant’s occupancy of any portion of the Premises at a density greater than the Standard Density, Tenant will bear the actual cost of providing such additional HVAC service or electrical infrastructure, and, further, if and to the extent that pursuant to applicable Law, any changes to the Base Building or Premises are necessitated as a consequence of such increased occupancy density, Tenant shall be solely responsible for the cost of such changes (which may be carried out by Landlord for the account of Tenant). Tenant shall comply with the rules and regulations attached hereto as Exhibit E and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations (defined in Section 9.03). Landlord, at its sole cost and expense (except to the extent properly included in Expenses), shall be responsible for correcting any violations of Title III of the Americans with Disabilities Act with respect to the Common Areas. Such responsibility shall extend to correcting any violations of Title III of the Americans with Disabilities Act with respect to the restrooms located on the 29th floor that are a part of Tenant’s Premises, but solely with respect to correcting any violations that are triggered by the construction of the Tenant Improvements, and any alterations or improvements necessary in connection with such violations shall be performed by Landlord at its sole cost and expense. In all other cases, Landlord’s obligation to correct any violations of Title III of the Americans with Disabilities Act with respect to the Premises shall be limited to violations that arise out of the condition of the Premises prior to the construction of the Tenant Improvements and the installation of any furniture, equipment and other personal property of Tenant. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Law. Notwithstanding the foregoing, Tenant, not Landlord, shall be responsible for the correction of any violations that arise out of or in connection with the specific nature of Tenant’s business in the Premises (other than general office use) and/or the acts or omissions of Tenant, its agents, employees or contractors, Tenant’s arrangement of any furniture, equipment or other property in the Premises, any repairs, or alterations performed by or on behalf of Tenant and any design or configuration of the Premises specifically requested by Tenant.

6.	Security for Lease.

6.01    Tenant shall provide the Letter of Credit, pursuant to the provisions of Exhibit F attached hereto, which Letter of Credit shall be delivered to Landlord within five (5) Business Days after the execution of this Lease by Tenant.

7.	Building Services.

7.01    Landlord shall furnish Tenant with the following services: (a) water for use in the Base Building lavatories; (b) heat and air conditioning in season during Building Service Hours, although (i) Tenant shall have the right to receive HVAC service during hours other than Building Service Hours by paying Landlord’s then standard charge for additional HVAC service and providing prior notice as is set forth below (Landlord’s charge for additional HVAC service shall be based on a minimum of four (4) hours of usage), and (ii) connection of Tenant supplemental

HVAC unit to the Building’s condenser water loop or chilled water line as set forth below; (c) janitorial service on Business Days; (d) elevator service; (e) electricity in accordance with the terms and conditions of Section 7.02; (f) access to the Building for Tenant and its employees twenty-four (24) hours per day/7 days per week, subject to the terms of this Lease and such protective services or monitoring systems, if any, as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards; (g) lobby attendants on a twenty-four (24) hours per day/7 days per week, 365 days per year basis; (h) access to and reasonable use of the Building’s bicycle storage room at no charge to Tenant; and (i) such other services as Landlord reasonably determines are necessary or appropriate for the Property. If Landlord, at Tenant’s request, provides any services which are not Landlord’s express obligation under this Lease, including, without limitation, any repairs which are Tenant’s responsibility pursuant to Section 9 below, Tenant shall pay Landlord, or such other party designated by Landlord, the cost of providing such service plus a reasonable administrative charge.

HVAC service during hours other than Building Service Hours requires at least twenty-four (24) hours prior notice to Landlord, and can be requested for either “Economizer” service, or for “fan only” service. Full HVAC service during hours other than Building Service Hours requires at least one (1) week prior notice to Landlord. Landlord’s charges for such services as of the Effective Date are as follows:

Economizer:     $50.00 per hour, four hour minimum, plus a $25.00 programming fee

Fan Only:         $180.00 per hour, four hour minimum, plus engineering and labor costs

Full HVAC:     $230.00 per hour, four hour minimum, plus engineering and labor costs

Tenant may connect a five (5) ton supplemental cooling unit to the Building’s condenser water loop or chilled water line, conditioned upon Landlord having adequate excess capacity from time to time, and subject to Landlord’s review and approval of the plans for construction, and use of a contractor approved in advance by Landlord, which approval will not be unreasonably withheld. Such use is subject to reasonable restrictions imposed by Landlord, and in connection therewith, Tenant shall be responsible for supplying a circulation pump properly sized for the water supply between supply and return condenser risers with enough capacity to circulate condensing water through the Building cooling tower(s) and installation of a sub-meter for electrical demand. Landlord shall charge Tenant a monthly usage fee at Landlord’s then current rates, and such monthly usage fee shall constitute Additional Rent hereunder. In addition, Tenant may use the existing three (3) ton unit already installed in the Premises server room, on all of the same terms and conditions.

7.02    Electricity used by Tenant in the Premises shall be paid for by Tenant through inclusion in Expenses (except as provided for excess usage). Without the consent of Landlord, Tenant’s use of electrical service shall not exceed Building standard usage, per square foot, as reasonably determined by Landlord, based upon the Building standard electrical design load. Landlord shall have the right to measure electrical usage by commonly accepted methods, including the installation of measuring devices such as submeters and check meters. If it is determined that Tenant is using electricity in such quantities or during such periods as to cause the total cost of Tenant’s electrical usage, on a monthly, per-rentable-square-foot basis, to materially exceed that which Landlord reasonably deems to be standard for the Building, Tenant shall pay Landlord Additional Rent for the cost of such excess electrical usage and, if applicable, for the cost of purchasing and installing the measuring device(s).

7.03    Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of a maintenance, repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined in Section 26.04) (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to an interruption, failure or inability to provide any services. However, if Tenant is unable to operate, and does not operate, its business from the Premises, or a material portion of the Premises, for a period in excess of five (5) consecutive Business Days (and the Premises are not being used by Tenant) as a result of a Service Failure that is reasonably within the control of Landlord to correct, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the sixth (6th) consecutive Business Day of the Service Failure and ending on the day the service has been restored. If Tenant is unable to operate, and does not operate, its business from less than the entire Premises as provided herein due to the Service Failure, the amount of abatement shall be equitably prorated.

8.	Leasehold Improvements.

All improvements in and to the Premises, including any Alterations (defined in Section 9.03) (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant, provided that Tenant, at its expense, shall remove all Cable (defined in Section 9.01 below). In addition, Landlord, by written notice delivered to Tenant at least 30 days prior to the Termination Date, may require Tenant, at Tenant’s expense, to remove any Alterations (the Cable and such other items collectively are referred to as “Required Removables”). At the time of approval by Landlord of the final plans for the Tenant Improvements, Landlord shall inform Tenant as to which, if any, of the Tenant Improvements will constitute Required Removables. Required Removables shall include, without limitation, internal stairways, raised floors, personal baths and showers, vaults, supplemental HVAC units (and associated mechanical infrastructure), rolling file systems and structural alterations and modifications and specialized non-standard office improvements (game room, bowling alley, etc.). Notwithstanding the foregoing, Tenant, at the time it requests approval for a proposed Alteration, including any initial Alterations or Tenant Improvements, may request in writing that Landlord advise Tenant whether the improvement is a Required Removable. In such event, if Landlord approves the Alteration(s) in question, Landlord shall advise Tenant concurrently with such approval as to which portions of the proposed Alterations or other improvements are Required Removables. Required Removables shall be removed by Tenant before the Termination Date. Tenant shall repair damage caused by the installation or removal of Required Removables to Landlord’s reasonable satisfaction. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant’s expense.

9.	Repairs and Alterations.

9.01    Tenant, at its sole cost and expense, shall perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in the same condition and repair as received, reasonable wear and tear excepted, and casualty and condemnation damage, as to which Sections 16 and 17 shall control. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) Alterations; (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving the Premises, whether such items are installed by Tenant or are currently existing in the Premises and whether such items are located within or outside of the Premises; and (g) electronic, fiber, phone and data cabling and related equipment installed by or for the exclusive benefit of Tenant (collectively, “Cable”). All repairs and other work performed by Tenant or its contractors, including that involving Cable, shall be subject to the terms of Section 9.03 below. If Tenant fails to make any repairs to the Premises for more than fifteen (15) days after notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs and Tenant shall pay the reasonable cost of the repairs, together with an administrative charge equal to ten percent (10%) of the cost of the repairs.

9.02    Landlord shall keep and maintain in good repair and working order and perform maintenance upon the: (a) Base Building; (b) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general (the “Building Systems”); (c) Common Areas; (d) roof of the Building, including its membrane; (e) exterior windows of the Building; and (f) elevators. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor Laws now or hereafter in effect.

9.03    Tenant shall not make alterations, repairs, additions or improvements to the Premises or install any Cable within or outside of the Premises (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the Base Building (defined in Section 5); (d) does not require work to be performed inside the walls or above the ceiling of the Premises; (e) will not create excessive noise or result in the dispersal of odors or debris (including dust or airborne particulate matter); (f) costs less than $50,000.00; and (g) does not require the issuance of a construction permit. Cosmetic Alterations shall be subject to all the other provisions of this Section 9.03. Prior to starting any work, Tenant shall furnish Landlord with detailed plans and specifications (which shall be in CAD format if requested by Landlord) prepared by a duly licensed architect or engineer; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building, Building Systems and vertical Cable, as may be described more fully below); required permits and approvals; evidence of contractor’s and subcontractor’s insurance in form and amounts reasonably required by Landlord; and any security for performance in amounts reasonably required by Landlord. Landlord may designate specific contractors with respect to oversight, installation, repair, connection to, and removal of vertical Cable. All Cable shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Cable with wire) to show Tenant’s name, suite number, and the purpose of such Cable (i) every 6 feet outside the Premises (specifically including, but not limited to, the electrical room risers and any Common Areas), and (ii) at the termination point(s) of such Cable. All changes to plans and specifications must also be submitted to Landlord for its approval, which approval will not be unreasonably withheld. Alterations shall be constructed in a good and workmanlike manner using materials of a quality reasonably approved by Landlord, and Tenant shall ensure that no Alteration impairs any Building system or Landlord’s ability to perform its obligations hereunder. Landlord’s consent shall be deemed to have been reasonably withheld if the proposed Alterations could (a) affect any structural component of the Building; (b) be visible from or All otherwise affect any portion of the Building other than the interior of the Premises; (c) affect the Base Building or any Building Systems; (d) result in Landlord being required under any Laws to perform any work that Landlord could otherwise avoid or defer; (e) result in an increase in the demand for utilities or services that Landlord is required to provide (whether to Tenant or to any other tenant in the Building); (f) cause an increase in any Insurance Expenses; (g) result in the disturbance or exposure of, or damage to, any ACM or other Hazardous Material (defined below); or (h) violate or result in a violation of any Law, Rule or requirement under this Lease. Tenant shall reimburse Landlord for any reasonable sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. In addition, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any non-Cosmetic Alterations equal to five percent (5%) of the cost of the Alterations. Landlord may require a deposit of its estimated fees in advance of performing any review. Neither the payment of any such fees or costs, nor the monitoring, administration or control by Landlord of any contractor or any part of the Alterations shall be deemed to constitute any express or implied warranty or representation that any Alteration was properly designed or constructed, nor shall it create any liability on the part of Landlord. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law. Upon completion of any Alteration, Tenant shall (a) furnish Landlord with “as-built” plans (in CAD format, if requested by Landlord) for non-Cosmetic Alterations, (b) cause a timely notice of completion to be recorded in the Office of the Recorder of the county in which the Building is located, in accordance with California Civil Code § 8181 or any successor statute; and (c) deliver to Landlord evidence of full payment and unconditional final lien waivers for all labor, services and materials furnished in connection therewith.

10.	Entry by Landlord.

Landlord may enter the Premises to inspect, show or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building. Except in emergencies or to provide services, Landlord shall provide Tenant with at least twenty four hours’ prior notice of entry, which notice may be by email or telephone, and shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises. If necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Building Service Hours. Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

11.	Assignment and Subletting.

11.01    Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Without limitation, Landlord’s consent shall not be considered unreasonably withheld if the proposed transferee is (i) a governmental entity, or (ii) an occupant of the Building, whether or not Landlord is in discussions with such occupant regarding the leasing of space within the Building, and Landlord has (or reasonably believes, based on the scheduled expiration dates of existing leases and/or Landlord’s rights to relocate existing tenants, that Landlord will have) space available in the Building that, in Landlord’s reasonable judgment, will meet such proposed transferee’s leasing needs; or (iii) if the proposed transferee is not an occupant of the Building, but is in discussions with Landlord regarding the leasing of space within the Building and Landlord has (or reasonably believes, based on the scheduled expiration dates of existing leases and/or Landlord’s rights to relocate existing tenants, that Landlord will have) space available in the Building that, in Landlord’s reasonable judgment, will meet such proposed transferee’s leasing needs. If the entity(ies) which directly or indirectly controls the voting shares/rights of Tenant (other than through the ownership of voting securities listed on a recognized securities exchange) changes at any time, such change of ownership or control shall constitute a Transfer. Tenant hereby waives the provisions of Section 1995.310(b) of the California Civil Code, or any similar or successor Laws, now or hereafter in effect, and all other remedies that would give rise to a right to terminate this Lease, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable Laws, on behalf of the proposed transferee. Any Transfer in violation of this Section shall, at Landlord’s option, be deemed a Default by Tenant and shall be voidable by Landlord. In no event shall any Transfer, including a Permitted Transfer, release or relieve Tenant from any obligation under this Lease, and Tenant shall remain primarily liable for the performance of the Tenant’s obligations under this Lease, as amended from time to time.

11.02    Tenant shall provide Landlord with financial statements (prepared in accordance with generally accepted accounting principles), a reasonably determined calculation of excess rent (described in Section 11.03 below) and company information for the proposed transferee (or, in the case of a change of ownership or control, for the proposed new controlling entity(ies)), a fully executed copy of the proposed assignment, sublease or other Transfer documentation and such other information as Landlord may reasonably request. Within twenty (20) days after receipt of the required information and documentation, Landlord shall either: (a) consent to the Transfer by execution of Landlord’s form of consent agreement; or (b) reasonably refuse to consent to the Transfer in writing. Concurrently with Tenant’s request for a proposed Transfer, Tenant shall pay Landlord a review fee of $1,500.00 for Landlord’s review of any requested Transfer, regardless of whether consent is granted, and thereafter Tenant shall be obligated to pay all reasonable costs incurred by Landlord in preparing the documents for any requested Transfer, including but not limited to Landlord’s attorneys’ fees.

11.03    Tenant shall pay Landlord fifty percent (50%) of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of the excess within thirty (30) days after Tenant’s receipt of the excess. In determining the excess due Landlord, Tenant may deduct from the excess the following reasonable and customary expenses directly incurred by Tenant attributable to the Transfer: commercially reasonable attorneys’ fees and brokerage commissions, and the cost of any Alterations to the extent reasonably incurred in connection with the Transfer.

11.04    Notwithstanding anything to the contrary contained in this Section 11, neither Tenant nor any other person having a right to possess, use, or occupy (for convenience, collectively referred to in this subsection as “Use”) the Premises shall enter into any lease, sublease, license, concession or other agreement for Use of all or any portion of the Premises which provides for rental or other payment for such Use based, in whole or in part, on the net income or profits derived by any person that leases, possesses, uses, or occupies all or any portion of the Premises (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a transfer of any right or interest in the Use of all or any part of the Premises.

11.05    If Tenant’s interest in this Lease is assigned, Landlord may elect to collect Rent directly from the assignee. If the Premises or any part thereof is sublet or used or occupied by anyone other than Tenant, Landlord may, after any Default(s) by Tenant (or if Tenant becomes insolvent or rejects this Lease or the relevant sublease under section 365 of the Bankruptcy Code), collect from the subtenant or occupant all amounts due from such party to Tenant. Tenant hereby authorizes and directs any assignee or subtenant (a “Transferee”) to make payments of rent or other consideration directly to Landlord upon receipt of any notice from Landlord requesting such action. Landlord may apply all such amounts collected to Rent due or coming due hereunder, and no such collection or application shall be deemed a waiver of any of Landlord’s rights or remedies hereunder, or the acceptance by Landlord of such party as a permitted Transferee, or the release of Tenant or any Guarantor from any of its obligations under or in connection with this Lease. The consent by Landlord to any Transfer shall not relieve Tenant from obtaining the express written consent of Landlord to any other Transfer. The listing of any name other than that of Tenant on any door of the Premises or on any directory or in any elevator in the Building, or otherwise, or the acceptance of Rent for the Premises from any entity other than Tenant shall not operate to vest in the person so named any right or interest in this Lease or in the Premises, or be deemed to constitute, or serve as a substitute for, or any waiver of, any consent of Landlord required under this Section 11.

11.06    So long as Tenant is not entering into the Permitted Transfer for the purpose of avoiding or otherwise circumventing the remaining terms of this Article 11, Tenant may assign its entire interest in this Lease, without the consent of Landlord, to (i) an affiliate, subsidiary, or parent of Tenant, or a corporation, partnership or other legal entity wholly owned by Tenant (collectively, an “Affiliated Party”), or (ii) a successor to Tenant by purchase, merger, consolidation or reorganization, provided that all of the following conditions are satisfied (each such Transfer a “Permitted Transfer”): (1) Tenant is not in Default; (2) Tenant gives Landlord written notice at least fifteen (15) days prior to the effective date of the proposed Permitted Transfer (provided, however, if Tenant is prohibited from providing such prior notice under applicable Law or the terms of a confidentiality agreement, Tenant shall provide such notice within ten (10) days after the effective date of the proposed Permitted Transfer); and (3) with respect to a purchase, merger, consolidation or reorganization or any other Permitted Transfer which results in Tenant ceasing to exist as a separate legal entity, (a) Tenant’s successor shall own all or substantially all of the assets of Tenant, and (b) Tenant’s successor shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. As used herein, (A) “parent” shall mean a company which owns a majority of Tenant’s voting equity; (B) “subsidiary” shall mean an entity wholly owned by Tenant or at least 51% of whose voting equity is owned by Tenant; and (C) “affiliate” shall mean an entity controlled by, controlling or under common control with Tenant. Notwithstanding the foregoing, if any parent, affiliate or subsidiary to which this Lease has been assigned or transferred subsequently sells or transfers its voting equity or its interest under this Lease other than to another parent, subsidiary or affiliate of the original Tenant named hereunder, such sale or transfer shall be deemed to be a Transfer requiring the consent of Landlord hereunder. For purposes of this Section 11, the sale of Tenant’s capital stock through any public exchange shall not be deemed a Transfer hereunder.

12.	Liens.

Tenant shall not permit mechanics’ or other liens to be placed upon or otherwise encumber the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its transferees, or the Premises. Tenant shall give Landlord notice at least fifteen (15) days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within ten (10) days of notice from Landlord, shall fully discharge any lien by settlement, by payment of the claim, posting a proper bond, or by insuring over the lien in the manner prescribed by the applicable lien Law and, if Tenant fails to do so, Tenant shall be deemed in Default and, in addition to any other remedies available to Landlord as a result of such Default, Landlord, at its option (without any duty to investigate the validity of the lien or other encumbrance), may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord in connection therewith, including, without limitation, reasonable attorneys’ fees.

13.	Indemnity and Waiver of Claims.

13.01    Except to the extent caused solely by the negligence or willful misconduct of Landlord or any Landlord Related Parties (defined below), Tenant shall indemnify, protect, defend and hold Landlord and all Landlord Related Parties harmless against and from all liabilities, obligations, losses, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises during Tenant’s or any Transferee’s occupancy, or any acts or omissions (including violations of Law) of Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents (each a “Tenant Related Party”) or any of Tenant’s transferees, contractors, invitees or licensees in or about the Property (inclusive of any Common Areas). Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined in Section 23) and agents (the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, (d) the inadequacy or failure of any security or protective services, personnel or equipment, or (e) any matter not within the reasonable control of Landlord.

13.02    “Environmental Laws” means all Laws pertaining to (a) protection of health against environmental hazards; (b) the protection of the environment, including air, soils, wetlands, and surface and underground water, from contamination by any substance that may have any adverse health effect; (c) underground storage tank regulation or removal; (d) protection or regulation of natural resources; (e) protection of wetlands or wildlife; (f) management, regulation and disposal of solid and hazardous wastes; (g) radioactive materials; (h) biologically hazardous materials; (i) indoor air quality; (j) the manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any Hazardous Substances. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; and the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., as well as all similar state and local Laws. “Hazardous Material” means any substance the release of or the exposure to which is prohibited, limited or regulated by any Environmental Law, or which poses a hazard to human health because of its toxicity or other adverse effect, including (a) any “oil,” as defined by the Federal Water Pollution Control Act and regulations promulgated thereunder (including crude oil or any fraction of crude oil); (b) any radioactive material, including any source, special nuclear, or byproduct material as defined in 42 United States Code §2011 et seq.; (c) Stacchybotris chartarum and other molds; (d) asbestos containing materials (“ACM”) in any form or condition; and (e) polychlorinated biphenyls (“PCBs”) and any substances or compounds containing PCBs.

(a)

Tenant shall not use, store or permit Hazardous Materials to be present on or about the Premises. Notwithstanding the foregoing, Tenant may keep and use, solely for maintenance and administrative purposes, small amounts of ordinary cleaning and office supplies customarily used in business offices (such as, for example, glass cleaner, carpet spot remover, and toner for Tenant’s business equipment in use on the Premises), provided that Tenant complies with all Environmental Laws relating to the use, storage or disposal of all such supplies. With respect to the presence of Hazardous Materials in or about the Premises that are stored, used or permitted by Tenant or any Tenant Related Party, Tenant shall provide to Landlord on January 1st of each calendar year during the Term, or upon request from Landlord, Material Safety Data Sheets (MSDS) in compliance with Hazard Communication Standards of the Occupational Safety & Health Administration.

(b)

If the use, storage or possession of Hazardous Materials by Tenant or any Tenant Related Party on or about the Premises results in a release, discharge or disposal of Hazardous Materials on, in, at, under, or emanating from, the Premises or the Building, Tenant agrees to investigate, clean up, remove or remediate such Hazardous Materials in full compliance with (a) the requirements of all Environmental Laws, and any Governmental Authority responsible for the enforcement of any Environmental Laws; and (b) any additional requirements of Landlord that are necessary, in Landlord’s sole discretion, to protect the value of the Premises and the Building. Landlord shall also have the right, but not the obligation, to take whatever action with respect to any such Hazardous Materials that it deems necessary, in Landlord’s sole discretion, to protect the value of the Premises and the Building. All costs and expenses paid or incurred by Landlord in the exercise of such right shall be payable by Tenant upon demand.

(c)

Upon reasonable notice to Tenant, Landlord may inspect the Premises for the purpose of determining whether there exists on the Premises any Hazardous Materials or other condition or activity that is in violation of the requirements of this Lease or of any Environmental Laws. The right granted to Landlord herein to perform inspections shall not create a duty on Landlord’s part to inspect the Premises, or liability on the part of Landlord for Tenant’s use, storage or disposal of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith. Tenant shall surrender the Premises to Landlord upon the expiration or earlier termination of this Lease free of debris, waste or Hazardous Materials placed on or about the Premises by Tenant or any Tenant Related Party, and in a condition that complies with all Environmental Laws.

(d)

Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all claims, damages, liabilities, fines, judgments, penalties, costs, losses (including loss in value of the Premises or the Building, the loss of rentable or usable space, any adverse effect on marketability of the Building or any space therein, and all sums paid for settlement of claims), costs incurred in connection with any site investigation or any cleanup, removal or restoration mandated by any Governmental Authority, and expenses (including attorneys’ fees, consultant and expert fees) to the extent attributable to (i) any Hazardous Materials placed on or about the Building by Tenant or any Tenant Related Party, or on or about the Premises by any party other than Landlord, at any time during the Term, or (ii) Tenant’s failure to comply with any of its obligations under this Article 13, all of which shall survive the expiration or earlier termination of this Lease.

14.	Insurance.

14.01    From and after the date Tenant first has access to the Premises, Tenant shall maintain the following insurance (“Tenant’s Insurance”):

(a)

Commercial General Liability Insurance applicable to the Premises and its appurtenances written on an occurrence (rather than “claims made”) basis providing, on an occurrence basis; covering the Premises and all operations of Tenant in or about the Premises against claims for bodily injury, death, property damage, advertising injury and products liability and to include contractual liability coverage insuring Tenant’s indemnification obligations under this Lease, to be in combined single limits of not less than $1,000,000 each occurrence for bodily injury, death and property damage, $2,000,000 for products/completed operations aggregate, $2,000,000 for personal injury, and to have general aggregate limits of not less than $2,000,000 (per location) and Umbrella Liability Insurance in an amount not less than $5,000,000 per occurrence and $5,000,000 annual aggregate. The general aggregate limits under the Commercial General Liability insurance policy or policies shall apply separately to the Premises and to Tenant’s use thereof (and not to any other location or use of Tenant) and such policy shall contain an endorsement to that effect. The certificate of insurance evidencing the form of policy shall specify all endorsements required herein and shall specify on the face thereof that the limits of such policy apply separately to the Premises.

(b)

Insurance covering any of the items included in any equipment maintained by Tenant, as well as trade fixtures, merchandise, movable partitions, furniture and other personal property from time to time in, on or upon the Premises (“Tenant’s Property”), and all Leasehold Improvements, in an amount not less than one hundred percent (100%) of their full replacement value from time to time during the Term, providing protection against perils included within the standard form of “all-risk” (i.e., “Special Cause of Loss”) fire and casualty insurance policy, and including earthquake sprinkler leakage coverage;

(c)	Workers’ Compensation Insurance in amounts required by Law;

(d)	Employers Liability Coverage of at least $500,000.00 per occurrence (with $500,000.00 disease coverage per employee);

(e)	if Tenant owns or leases any vehicles, automobile liability coverage for all vehicles owned or leased by Tenant in an amount not less than $1,000,000.00 per accident; and

(f)	business interruption coverage in an amount equal to 100% of Tenant’s estimated gross revenues from the Premises for a twelve (12) month period.

All policies of the insurance provided for in this Section 14.01 above shall be issued in form acceptable to Landlord by insurance companies with a rating and financial size of not less than A:XII in the most current available “Best’s Insurance Reports”, and licensed to do business in the state of California. Each and every such policy:

(i)

shall designate Landlord (as well as Landlord’s managing agent, asset manager, and any mortgagee of Landlord and any other party reasonably designated by Landlord) as an additional insured, except with respect to the insurance described in clauses (c) and (d) above;

(ii)

shall be delivered in its entirety (or, in lieu thereof, a certificate in form and substance satisfactory to Landlord) to each of Landlord and any such other parties in interest prior to any entry by Tenant or Tenant’s employees or contractors onto the Premises and thereafter within five (5) days after the inception (or renewal) of each new policy, and as often as any such policy shall expire or terminate. Renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent;

(iii)

shall contain an endorsement, if available for no more than a nominal premium, providing that the insurer will give to Landlord at least thirty (30) days notice in writing (and ten (10) days in the case of non-payment) in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance, and if unavailable, Tenant will provide notice to Landlord as to any such change, cancellation, termination or lapse; and

(iv)	shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry.

In addition, Landlord shall be named as a loss payee with respect to Tenant’s Property insurance on the Leasehold Improvements. Tenant will be responsible for the payment of any deductible amount under any policy of insurance maintained by Tenant. Tenant shall additionally carry and maintain such other types of insurance coverage in such reasonable amounts as may be reasonably requested from time to time by Landlord.

14.02    Landlord shall maintain so called All Risk property insurance on the Building in amounts reasonably determined by Landlord to be necessary, together with such other insurance coverage as Landlord, in its reasonable judgment, may elect to maintain; Landlord may elect to self-insure with respect to any such coverage.

15.	Subrogation.

Landlord and Tenant hereby waive and release, and shall cause their respective insurance carriers to waive and release, any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage with respect to Tenant’s Property, Leasehold Improvements, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance. The parties agree that the foregoing waiver shall be binding upon their respective property and business income insurance carriers, and (except for any insurance policy that provides that the insured thereunder may effectively waive subrogation without further action on the part of the insured) each party shall obtain endorsements or take such other action as may be required to effect such insurer’s waiver of subrogation under each such policy.

16.	Casualty Damage.

16.01    If, as a result of fire or other casualty (each, a “Casualty”), all or any portion of the Premises becomes untenantable or inaccessible, Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord with a written estimate of the amount of time required, using standard working methods, to substantially complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). Landlord shall promptly forward a copy of the Completion Estimate to Tenant. If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within 270 days from the date of the Casualty (when such repairs are made without the payment of overtime or other premiums), then either party shall have the right to terminate this Lease upon written notice to the other within ten (10) days after Landlord’s delivery of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the negligence or intentional misconduct of Tenant or any Tenant Related Parties. In addition, Landlord, by notice delivered to Tenant within ninety (90) days after the date of the Casualty, shall have the right to terminate this Lease if the Building or Property shall be damaged by Casualty, whether or not the Premises are affected, and one or more of the following conditions is present: (1) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within two hundred seventy (270) days from the date the repairs are started (when such repairs are made without the payment of overtime or other premiums); (2) any Mortgagee requires that the insurance proceeds or any portion thereof be applied to the payment of the mortgage debt; (3) the damage is not fully covered by Landlord’s insurance policies and deductible amounts; (4) Landlord decides to rebuild the Building or Common Areas so that they will be substantially different structurally or architecturally (provided Landlord shall terminate all leases in the Building which are similarly affected); or (5) the damage occurs during the last twelve (12) months of the Term.

16.02    If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. Upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s Insurance with respect to any Leasehold Improvements performed by or for the benefit of Tenant; provided if the estimated cost to repair such Leasehold Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Within 15 days of demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs to such Leasehold Improvements. Notwithstanding the foregoing provisions of this Section 16.02 to the contrary, in the event that Leasehold Improvements within the Premises are damaged as the result of a casualty which Tenant is not required to insure against hereunder (for example, but not by way of limitation, earthquake) Tenant shall only be responsible for the reconstruction of any Tenant Improvements and Alterations, but not reconstruction of the remaining Leasehold Improvements, which Landlord may elect to reconstruct; if Landlord elects not to reconstruct some or all of the Leasehold Improvements, Landlord will notify Tenant, setting forth in such notice the extent, if any, to which Landlord is willing to reconstruct the damaged Leasehold Improvements; and if such election on the part of Landlord would result in Tenant not being able to use the Premises (or a material portion) for the Permitted Use (or not being able to reconstruct its Tenant Improvements and Alterations) then either party hereto may terminate this Lease within thirty (30) days after Landlord’s delivery of notice to Tenant that Landlord has elected not to reconstruct some or all of the Leasehold Improvements. In no event shall Landlord be required to spend more for the restoration of the Premises and Common Areas than the proceeds received by Landlord and the deductible amounts, whether insurance proceeds under Landlord’s insurance or insurance proceeds or other amounts received from Tenant. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. During any period of time that all or a material portion of the Premises is rendered untenantable or inaccessible as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable or inaccessible and not used by Tenant.

16.03    The provisions of this Section 16, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises or the Property, and any Laws, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any similar or successor Laws now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises or the Property.

17.	Condemnation.

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within 45 days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this, Lease is not terminated, Base Rent and Tenant’s Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds are expressly waived by Tenant, provided, however, Tenant may file a separate claim for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure, or any similar or successor Laws.

18.	Events of Default.

In addition to any other default specifically described in this Lease, each of the following occurrences shall be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for three (3) Business Days after written notice to Tenant (“Monetary Default”); (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within twenty (20) days after written notice to Tenant provided, however, if Tenant’s failure to comply cannot reasonably be cured within twenty (20) days, Tenant shall be allowed additional time (not to exceed 60 days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within twenty (20) days and diligently pursues the cure to completion; (c) Tenant permits a Transfer without Landlord’s required approval or otherwise in violation of Section 11 of this Lease; (d) Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (e) the leasehold estate is taken by process or operation of Law; (f) in the case of any ground floor or retail Tenant, Tenant does not take possession of or abandons or vacates all or any portion of the Premises; or (g) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord at the Building or Property. If Landlord provides Tenant with notice of Tenant’s failure to comply with any specific provision of this Lease on three (3) or more occasions during any twelve (12) month period, Tenant’s subsequent violation of such provision shall, at Landlord’s option, be an incurable Default by Tenant and Tenant shall lose any renewal and/or expansion options. Tenant acknowledges that its obligation to pay Rent hereunder is a condition as well as a covenant, and that such obligation is independent of any and all covenants of Landlord hereunder. Tenant may not interpose any counterclaim of whatever nature or description in any summary proceeding commenced by Landlord for non-payment of Rent. Tenant waives any rights of redemption or relief from forfeiture under California Code of Civil Procedure sections 1174 and 1179, or under any other applicable present or future Law, if Tenant is evicted or Landlord takes possession of the Premises by reason of any Default.

19.	Remedies.

19.01    Upon the occurrence of any Default under this Lease, whether enumerated in Section 18 or not, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as expressly prescribed herein) or demand whatsoever (and without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of Rent or other obligations, except for those notices specifically required pursuant to the terms of Section 18 or this Section 19, and waives any and all other notices or demand requirements imposed by applicable Law):

(a)	Terminate this Lease and Tenant’s right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:

(i)	The Worth at the Time of Award of the unpaid Rent which had been earned at the time of termination;

(ii)

The Worth at the Time of Award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could have been reasonably avoided;

(iii)

The Worth at the Time of Award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could be reasonably avoided;

(iv)

Any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

(v)	All such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law.

The “Worth at the Time of Award” of the amounts referred to in parts (i) and (ii) above, shall be computed by allowing interest at an annual rate equal to the lesser of (A) the maximum rate permitted by Law, or (B) the Prime Rate plus five (5%). For purposes hereof, the “Prime Rate” shall be annual interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the State of California. The “Worth at the Time of Award” of the amount referred to in part (iii), above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%;

(b)

Employ the remedy described in California Civil Code § 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due; or

(c)

Notwithstanding Landlord’s exercise of the remedy described in California Civil Code § 1951.4 in respect of an event or events of default, at such time thereafter as Landlord may elect in writing, to terminate this Lease and Tenant’s right to possession of the Premises and recover an award of damages as provided above in Section 19.01(a).

19.02    The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord.

19.03    TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM OR THEREAFTER PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH.

THE PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE. IF THE JURY WAIVER PROVISIONS OF THIS SECTION 19.03 ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE FOLLOWING PROVISIONS SHALL APPLY. It is the desire and intention of the parties to agree upon a mechanism and procedure under which controversies and disputes arising out of this Lease or related to the

Premises will be resolved in a prompt and expeditious manner. Accordingly, except with respect to actions for unlawful or forcible detainer or with respect to the prejudgment remedy of attachment, any action, proceeding or counterclaim brought by either party hereto against the other (and/or against its officers, directors, employees, agents or subsidiaries or affiliated entities) on any matters whatsoever arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, whether sounding in contract, tort, or otherwise, shall be heard and resolved by a referee under the provisions of the California Code of Civil Procedure, Sections 638 — 645.1, inclusive (as same may be amended, or any successor statute(s) thereto) (the “Referee Sections”). Any fee to initiate the judicial reference proceedings and all fees charged and costs incurred by the referee shall be paid by the party initiating such procedure (except that if a reporter is requested by either party, then a reporter shall be present at all proceedings where requested and the fees of such reporter — except for copies ordered by the other parties — shall be borne by the party requesting the reporter); provided however, that allocation of the costs and fees, including any initiation fee, of such proceeding shall be ultimately determined in accordance with Section 26.02 below. The venue of the proceedings shall be in the county in which the Premises are located. Within 10 days of receipt by any party of a written request to resolve any dispute or controversy pursuant to this Section 19.03, the parties shall agree upon a single referee who shall try all issues, whether of fact or law, and report a finding and judgment on such issues as required by the Referee Sections. If the parties are unable to agree upon a referee within such 10 day period, then any party may thereafter file a lawsuit in the county in which the Premises are located for the purpose of appointment of a referee under the Referee Sections. If the referee is appointed by the court, the referee shall be a neutral and impartial retired judge with substantial experience in the relevant matters to be determined, from Jams/Endispute, Inc., the American Arbitration Association or similar mediation/arbitration entity. The proposed referee may be challenged by any party for any of the grounds listed in the Referee Sections. The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all recognized remedies available at Law or in equity for any cause of action that is before the referee, including an award of attorneys’ fees and costs in accordance with this Lease. The referee shall not, however, have the power to award punitive damages, nor any other damages which are not permitted by the express provisions of this Lease, and the parties hereby waive any right to recover any such damages. The parties shall be entitled to conduct all discovery as provided in the California Code of Civil Procedure, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under California law. The reference proceeding shall be conducted in accordance with California law (including the rules of evidence), and in all regards, the referee shall follow California law applicable at the time of the reference proceeding. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms of this Section 19.03. In this regard, the parties agree that the parties and the referee shall use best efforts to ensure that (a) discovery be conducted for a period no longer than 6 months from the date the referee is appointed, excluding motions regarding discovery, and (b) a trial date be set within 9 months of the date the referee is appointed. In accordance with Section 644 of the California Code of Civil Procedure, the decision of the referee upon the whole issue must stand as the decision of the court, and upon the filing of the statement of decision with the clerk of the court, or with the judge if there is no clerk, judgment may be entered thereon in the same manner as if the action had been tried by the court. Any decision of the referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the superior court in which venue is proper hereunder. The referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law. The parties intend this general reference agreement to be specifically enforceable in accordance with the Code of Civil Procedure. Nothing in this Section 19.03 shall prejudice the right of any party to obtain provisional relief or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under the Code of Civil Procedure and/or applicable court rules.

19.04    No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable Law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable Law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon any Default shall not be deemed or construed to constitute a waiver of such Default.

19.05    If Tenant is in Default of any of its non-monetary obligations under the Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to ten percent (10%) of the cost of the work performed by Landlord.

19.06    No act of Landlord or of any Landlord Related Party, including Landlord’s acceptance of the keys to the Premises, shall constitute Landlord’s acceptance of a surrender or abandonment of the Premises by Tenant prior to the expiration of the Term unless such acceptance is expressly acknowledged by Landlord in a written agreement executed by both parties.

19.07    This Section 19 shall be enforceable to the maximum extent such enforcement is not prohibited by applicable Law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion.

20.	Landlord Default; Limitation of Liability.

20.01    Landlord shall be in default hereunder (a “Landlord Default”) if Landlord has not commenced and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations hereunder within thirty (30) days after the receipt by Landlord of written notice from Tenant of the alleged failure to perform, which notice must be delivered by Tenant in strict accordance with the notice provisions of Section 24. In no event shall Tenant have the right to terminate or rescind this Lease as a result of any Landlord Default as to any covenant or agreement contained in this Lease. Tenant hereby waives such remedies of termination and rescission and hereby agrees that Tenant’s remedies for any Landlord Default hereunder and for breach of any promise or inducement shall be limited to a suit for damages and/or injunction. In addition, Tenant hereby covenants that, prior to the exercise of any such remedies, it will (i) use reasonable efforts to mitigate its damages and losses arising from any Landlord Default to the extent required under applicable Law, and (ii) give the Mortgagee (defined below), if any, notice and a reasonable time to cure any default by Landlord.

20.02    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE LESSER OF (A) THE INTEREST OF LANDLORD IN THE PROPERTY, OR (B) THE EQUITY INTEREST LANDLORD WOULD HAVE IN THE PROPERTY IF THE PROPERTY WERE ENCUMBERED BY THIRD PARTY DEBT IN AN AMOUNT EQUAL TO 70% OF THE VALUE OF THE PROPERTY. FOR THE PURPOSES OF THIS SECTION 20.12, THE “VALUE OF THE PROPERTY” INCLUDES RENTS DUE FROM TENANTS, INSURANCE PROCEEDS, AND PROCEEDS FROM CONDEMNATION OR EMINENT DOMAIN PROCEEDINGS (PRIOR TO THE DISTRIBUTION OF SAME TO ANY PARTNER OR SHAREHOLDER OF LANDLORD OR ANY OTHER THIRD PARTY). TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER ANY LIMITED PARTNER OF LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN SECTION 23 BELOW), WRITTEN NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT, AND LANDLORD SHALL NOT BE IN DEFAULT UNDER THIS LEASE UNLESS LANDLORD AND THE MORTGAGEE(S) HAVE FAILED TO CURE OR COMMENCE TO CURE OF SUCH ALLEGED DEFAULT WITHIN THE PERIOD SET FORTH IN SECTION 20.1 ABOVE.

21.	Intentionally Omitted.

22.	Holding Over.

If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to the greater of (a) 150% of the Base Rent in effect immediately preceding such termination or (b) the fair market rent for the Premises, as determined in good faith by Landlord, plus in each case, 100% of all applicable Additional Rent. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover, Tenant shall be liable for any and all damages, fees, and/or costs incurred or to be incurred (including consequential damages) that Landlord suffers from the holdover. Tenant shall have the right, by written notice delivered to Landlord at least thirty (30) days prior to the date of expiration of the Term, to request in writing that Landlord notify Tenant if, as of the date of such request, Landlord is then negotiating the terms of a lease which will require Landlord to have possession of the Premises as of the date of expiration of the Term, and Landlord shall promptly respond to such request, informing Tenant (subject to the limitations of any confidentiality or nondisclosure agreement then binding Landlord) as to whether Landlord is negotiating (or has completed) such a lease; however, the provisions of this sentence will in no event limit Tenant’s obligations under this Section 22 and shall be for informational purposes only. Tenant expressly acknowledges that even if Landlord is not, at the time Landlord delivers such notice to Tenant, in the process of negotiating such lease, the same shall not diminish Tenant’s rights, liabilities or obligations hereunder in the event that Landlord subsequently commences any such negotiations.

23.	Subordination to Mortgages; Estoppel Certificate.

Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. As of the Effective Date, the Building is not encumbered by a Mortgage. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute Mortgagee’s standard form subordination agreement in favor of the Mortgagee. As an • alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease. Tenant shall, within ten (10) Business Days after receipt of a written request from Landlord, execute and deliver (or provide good faith comments to) a subordination agreement and/or estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any defaults and the amount of Rent that is due and payable. If Tenant has not provided any such subordination agreement or estoppel certificate within twenty (20) days following Landlord’s written request therefor, Tenant hereby appoints Landlord as Tenant’s attorney-in-fact, which appointment is coupled with an interest, to execute, acknowledge and deliver any such subordination agreement or estoppel certificate for and on behalf of Tenant, without any liability on the part of Landlord for the accuracy of any information contained therein, and Tenant shall thereupon be deemed to have acknowledged the accuracy of all information set forth therein for the benefit of Landlord, any current or prospective Mortgagee, or any prospective purchaser of any interest of Landlord in the Building. If a Mortgage is created following the Effective Date, the subordination of this Lease to such Mortgage is conditioned upon the Mortgagee executing a SNDA (defined below) for the benefit of Tenant. The execution and delivery by any future Mortgagee of such a SNDA shall be a condition precedent to the subordination of this Lease to the lien of any such Mortgage. As used herein, “SNDA” shall mean the Mortgagee’s standard form subordination, non-disturbance and attornment agreement (i) evidencing such attornment, (ii) setting forth the terms and conditions of Tenant’s tenancy, (iii) providing Tenant’s tenancy will not be disturbed in the absence of a Default hereunder by Tenant which will grant Landlord the right to terminate the Lease, and (iv) containing such other terms and conditions as may reasonably be required by such Mortgagee, provided such terms and conditions do not amend or revise the terms of this Lease or adversely affect Tenant’s rights under this Lease or use or occupancy of the Premises in any material way or materially increase Tenant’s obligations with respect to the Premises or this Lease.

24.	Notice.

All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing and delivered by hand or sent by registered, express, or certified mail, with return receipt requested or with delivery confirmation requested from the U.S. postal service, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Section 1; provided, however, notices sent by Landlord regarding general Building operational matters may be posted in the Building mailroom or the general Building newsletter or sent via e-mail to the e-mail address provided by Tenant to Landlord for such purpose. In addition, if the Building is closed (whether due to emergency, governmental order or any other reason), then any notice address at the Building shall not be deemed a required notice address during such closure, and, unless Tenant has provided an alternative valid notice address to Landlord for use during such closure, any notices sent during such closure may be sent via email or in any other practical manner reasonably designed to ensure receipt by the intended recipient. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

25.	Surrender of Premises.

At the termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property and any and all Required Removables from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in the same order, condition and repair as received, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted, and casualty and condemnation damage, as to which Sections 16 and 17 shall control. If Tenant fails to remove any of Tenant’s Property or Required Removables, or to restore the Premises to the required condition as of the date of termination of this Lease or Tenant’s right to possession of the Premises, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and/or store Tenant’s Property and Required Removables, as the case may be, and/or perform such restoration of the Premises. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord the expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within thirty (30) days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and, at Landlord’s option, title to Tenant’s Property shall vest in Landlord or Landlord may dispose of Tenant’s Property in any manner Landlord deems appropriate.

26.	Miscellaneous.

26.01    This Lease shall be interpreted and enforced in accordance with the Laws of the State of California and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of California. In addition to any methods of service of process provided for under applicable law, all service of process in any proceeding in any California state or United States court sitting in the county where the Premises are located, may be made by certified or registered mail, return receipt requested, to the Tenant’s Notice Address, and service so made shall be complete upon receipt; except that if Tenant shall refuse to accept delivery, service shall be deemed complete on the date such delivery was attempted and refused.

26.02    If Landlord utilizes the services of an attorney due to Tenant’s failure to pay Rent when due or otherwise comply with the provisions of this Lease, then Tenant shall be required to pay Additional Rent in an amount equal to the actual attorneys’ fees and costs actually incurred by Landlord in connection therewith irrespective of whether any legal action or proceeding may be commenced or filed by Landlord. If any such work is performed by in-house counsel for Landlord, the value of such work shall be determined at a reasonable hourly rate for comparable outside counsel; provided, however, such fees shall be recoverable with respect to legal work performed by Landlord’s in-house counsel only to the extent that such work is not duplicative of legal work performed by outside counsel representing Landlord in such matter. Notwithstanding the foregoing, in any action or proceeding between Landlord and Tenant, including any appellate or alternative dispute resolution proceeding, the prevailing party shall be entitled to recover from the non-prevailing party all of its costs and expenses in connection therewith, including, but not limited to, reasonable attorneys’ fees actually incurred. Any such fees and other expenses incurred by either party in enforcing a judgment in its favor under this Lease shall be recoverable separately from and in addition to any other amount included in such judgment, and such obligation is intended to be severable from the other provisions of this Lease and to survive and not be merged into any such judgment.

26.03    No failure by either party to declare a default immediately upon its occurrence, nor any delay by either party in taking action for a default, nor Landlord’s acceptance of Rent with knowledge of a Default by Tenant, shall constitute a waiver of the Default, nor shall it constitute an estoppel.

26.04 Whenever a period of time is prescribed for the taking of an action by Landlord, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, pandemics, civil disturbances and other causes beyond the reasonable control of Landlord (“Force Majeure”).

26.05    Landlord shall have the right to transfer and assign its rights and obligations under this Lease and in the Building and Property. Upon transfer, Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided that any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease.

26.06    Landlord has delivered a copy of this lease to Tenant for Tenant’s review only and the delivery of it does not constitute an offer to Tenant or an option. Tenant represents that it has dealt directly with and only with Tenant’s Broker as a broker in connection with this Lease. Tenant shall defend, indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord shall defend, indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease.

26.07    Landlord, at Landlord’s cost, shall provide “Building Standard” signage at the main lobby directory and the 29th floor elevator lobby identifying Tenant; any replacements of or changes to such signage shall be at Tenant’s sole cost and expense. Tenant shall not place or permit to be placed any, lights, decorations, banners, signs, window or door lettering, advertising media, or any other item that can be viewed from the exterior of the Premises without obtaining Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion. Subject to the foregoing, Tenant shall have the right to install custom signage in the Premises and at the entrance to the Premises; any such signage shall be a Required Removable. Landlord’s consent to custom signage at the entrance to the Premises shall not be unreasonably withheld. By no later than the Termination Date (or earlier the date of any earlier termination of this Lease), Tenant shall repair any damage to the Premises or the Building caused by any installation, maintenance or removal of signage, all at Tenant’s expense. If any such items are installed without Landlord’s consent, or are not timely removed, or repairs are not timely made, Landlord shall have the right (but not the obligation) to remove any or all of such items and/or repair any such damage or injury, all at Tenant’s sole cost and expense.

26.08    Time is of the essence of each and every term, condition and provision of this Lease in which time of performance is a factor. The parties agree that notwithstanding any Law to the contrary, Landlord has no duty to notify Tenant that Tenant has failed to give any notice that Tenant has the right to give under the Lease, including notice of the exercise of any option.

26.09    Tenant may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

26.10    This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. Landlord reserves the right to make changes to the Property, Building and Common Areas as Landlord deems appropriate, provided that such changes do not materially interfere with Tenant’s use and occupancy of the Premises.

26.11    If Tenant comprises more than one person, all such persons shall be jointly and severally liable for payment of Rent and the performance of Tenant’s obligations hereunder. If Tenant is a partnership, all current and future general partners of Tenant shall be jointly and severally liable for such obligations. No individual partner or other person shall be deemed to be released from its obligations hereunder except to the extent any such release is expressly set forth in a written agreement executed by Landlord in the exercise of its sole discretion. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities.

26.12    Tenant represents, warrants and covenants that:

(a)    Tenant and its principals are not acting, and will not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control;

(b)    Tenant and its principals are not engaged, and will not engage, in this transaction, directly or indirectly, on behalf of, or instigating or facilitating, and will not instigate or facilitate, this transaction, directly or indirectly, on behalf of, any such person, group, entity, or nation; and

(c)    Tenant acknowledges that the breach of this representation, warranty and covenant by Tenant shall be an immediate Default under the Lease.

26.13    If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. Tenant represents and warrants to Landlord, and agrees, that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that the entity(ies) or individual(s) constituting Tenant or Guarantor or which may own or control Tenant or Guarantor or which may be owned or controlled by Tenant or Guarantor are not and at no time will be (i) in violation of any Laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treasurv.gov/ofac/downloads/t11sdn.pdf or any replacement website or other replacement official publication of such list

26.14    This Lease has been negotiated at arms’ length between persons knowledgeable in business and real estate matters who have had the opportunity to confer with counsel in the negotiation hereof. Accordingly, any rule of law or legal decision that would require interpretation of this Lease against the party that drafted it is not applicable and is waived, and this Lease shall be given a fair and reasonable interpretation in accordance with the meaning of its terms. References in this Lease to articles, sections, paragraphs or exhibits pertain to articles, sections, paragraphs and exhibits of this Lease unless otherwise specified. The word “including” means “including, without limitation.” The word “or” means “and/or” unless the context clearly indicates an obligation to choose one of two or more alternatives. The word “person” includes legal entities as well as natural persons. The word “may” means “may, but shall not be required to.” Unless otherwise expressly specified in the applicable provisions, the phrase “at any time” means “at any time and from time to time.” The article, section and paragraph headings in this Lease are solely for convenience of reference and shall not constitute a part of this Lease, nor shall they affect the meaning, construction or effect hereof. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include the appropriate number and gender, as the context may require. Any reference to any specific statute, ordinance or other Law shall be deemed to include any amendments thereto, or any successor or similar Law addressing the same subject matter.

26.15    The terms of this Lease and the details of its negotiation constitute confidential information pertaining to the Building that is proprietary to Landlord. Tenant acknowledges that its disclosure of any of such information could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it shall keep (and shall cause its employees, agents, principals and all other Tenant Related

Parties to keep) all such information confidential and shall not disclose all or any portion thereof to any person except: (a) as and to the extent required by Law; and (b) to bona fide prospective assignees or sublessees of Tenant, or to Tenant’s attorneys, real estate brokers, tax and financial advisors, lenders and investors, to the extent such persons have a need to know and as necessary for the conduct of Tenant’s business.

26.16    Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant, by any Tenant Related Party, or by any other person except Landlord. Any such recording in violation of this Section 26.16 shall constitute a Default.

26.17    Within ten (10) Business Days after written request from Landlord from time to time during the Term, but no more often than once in any twelve (12) month period (except in the case of a Default by Tenant, or a sale, financing or refinancing of the Building by Landlord) Tenant shall provide Landlord with current financial statements and a statement of Tenant’s cash flow setting forth Tenant’s financial condition and net worth for the most recent quarter, including balance sheets and statements of profits and losses. Such statements shall be prepared by an independent accountant and certified by Tenant’s president, chief executive officer or chief financial officer. Landlord shall keep such financial information confidential and shall only disclose such information to Landlord’s lenders, consultants, purchasers or investors, or other agents (who shall be subject to the same confidentiality obligations) on a need to know basis in connection with the administration of this Lease.

26.18    This Lease shall only become effective and binding upon full execution hereof by Landlord and Tenant and delivery by Landlord of a fully executed copy to Tenant. This Lease may be executed in one or more counterparts, and each of which, so executed, shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument. This Lease may be executed in so-called “pdf’ format and each party has the right to rely upon a pdf counterpart of this Lease signed by the other party to the same extent as if such party had received an original counterpart.

26.19    This Lease constitutes the final, complete and exclusive statement among the parties hereto, supersedes all prior and contemporaneous understandings or agreements of the parties, and is binding on and, subject to the provisions herein, inures to the benefit of their respective heirs, representatives, successors and assigns. No party has been induced to enter into this Lease by, nor is any party relying on, any representation or warranty outside those expressly set forth in this Lease. Any agreement made after the date of this Lease is ineffective to modify, waive, or terminate this Lease, in whole or in part, unless such agreement is in writing, signed by the parties to this Lease, and specifically states that such agreement modifies this Lease.

26.20    The Premises have not undergone an inspection by a Certified Access Specialist (CASp). This notice is given pursuant to California Civil Code Section 1938.

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

CA-MISSION STREET LIMITED PARTNERSHIP, a Delaware limited partnership

By:	NAPI REIT TRS, INC., a Maryland corporation
Its:	General Partner

	By:	/s/ Kathy A. Broderick
	Name:	Kathy A. Broderick
	Title:	Secretary & Treasurer

TENANT:

FORGEROCK, INC.,
a Delaware corporation

By:	/s/ John Fernandez
Name:	John Fernandez
Its:	CFO
Tenant’s Tax ID Number (SSN or FEIN):
[***]

REQUIREMENTS FOR TENANT EXECUTION OF LEASE

If Tenant is foreign (non-California) corporation, the following conditions must be satisfied:

(A)

Tenant shall provide Landlord a copy of a corporate resolution signed by all directors of the corporation and in a form reasonably acceptable to Landlord authorizing the person or persons designated to sign the Lease to do so.

(B)

Tenant shall provide Landlord a certificate from the Secretary of State of the Tenant’s state of incorporation confirming that Tenant is in good standing and qualified to do business in its state of incorporation, and Tenant shall also provide a certificate from the California Secretary of State confirming that Tenant is qualified to do business in California.

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES AND DEFERRED SPACE

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between CA-MISSION STREET LIMITED PARTNERSHIP (“Landlord”) and FORGEROCK, INC., a Delaware corporation (“Tenant”) for space in the Building located at 201 Mission Street, San Francisco, California.

A-1

EXHIBIT B

EXPENSES, TAXES AND INSURANCE EXPENSES

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between CA-MISSION STREET LIMITED PARTNERSHIP (“Landlord”) and FORGEROCK, INC., a Delaware corporation (“Tenant”) for space in the Building located at 201 Mission Street, San Francisco, California.

1.	Payments.

1.01    Commencing as of the first (1st) day of the calendar year following the Base Year (each such calendar year or any portion thereof during the Term being referred to herein as an “Adjustment Year”), Tenant shall pay Tenant’s Share of the amount, if any, by which Expenses (defined below) for each applicable Adjustment Year exceed Expenses for the Base Year (the “Expense Excess”) and also the amount, if any, by which Taxes (defined below) for each applicable Adjustment Year exceed Taxes for the Base Year (the “Tax Excess”) and the amount, if any, by which Insurance Expenses (defined below) for each applicable Adjustment Year exceed Insurance Expenses for the Base Year (the “Insurance Expense Excess”). If Expenses, Taxes or Insurance Expenses in any Adjustment Year decrease below the amount of Expenses, Taxes or Insurance Expenses for the Base Year, Tenant’s Share of Expenses, Taxes or Insurance Expenses, as the case may be, for such Adjustment Year shall be $0. Landlord shall provide Tenant with a good faith estimate of the Expense Excess, the Tax Excess and the Insurance Expense Excess for each Adjustment Year. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Share of Landlord’s estimate of the Expense Excess, Tax Excess and the Insurance Expense Excess. If Landlord determines that any such estimate was incorrect by a material amount, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s monthly payments of the applicable category of expense shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expense Excess, the Tax Excess or the Insurance Expense Excess for any Adjustment Year by December 15th of the immediately preceding calendar year, Tenant shall continue to pay monthly installments based on the estimate for the previous calendar year if such year was an Adjustment Year, until Landlord provides Tenant with an estimate for the then current Adjustment Year. Upon delivery of such estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the estimate for the previous calendar year. Tenant shall pay Landlord the amount of any underpayment within thirty (30) days after receipt of the applicable estimate. Any overpayment shall be refunded to Tenant within (30) days or credited against the next due future installment(s) of Additional Rent.

1.02    As soon as is practical following the end of each Adjustment Year, Landlord shall furnish Tenant with a statement. (each, a “Final Statement”) of the actual Expenses and Expense Excess, actual Taxes and Tax Excess and actual Insurance Expenses and Insurance Expense Excess for the applicable Adjustment Year. If the estimated Expense Excess, estimated Tax Excess or Insurance Excess for the applicable Adjustment Year is more than the actual Expense Excess, the actual Tax Excess or the actual Insurance Expense Excess, as the case may be, for such Adjustment Year, Landlord shall apply any overpayment by Tenant against Additional Rent due or next becoming due; provided, however, if the Term expires before the determination of the overpayment or if no further Rent is due, Landlord shall refund any overpayment to Tenant after first deducting any amount of Rent due. If the estimated Expense Excess, estimated Tax Excess or estimated Insurance Expense Excess for the applicable Adjustment Year is less than the actual Expense Excess, actual Tax Excess or actual Insurance Expense Excess, as the case may be, for such Adjustment Year, Tenant shall pay Landlord, within thirty (30) days after Tenant’s receipt of the applicable Final Statement, any underpayment for the applicable Adjustment Year.

2.	Expenses.

2.01    “Expenses” means all costs and expenses incurred in each calendar year during the Term in connection with operating, maintaining, repairing, and managing the Building and the Property. Expenses include, without limitation: (a) all labor and labor related costs, including wages, salaries, bonuses, taxes, insurance, uniforms, training, retirement plans, pension plans and other employee benefits for service personnel engaged in the operation, maintenance and security of the Building and the direct costs of training such employees limiting such charges only to amounts reasonably estimated by the Landlord to be directly allocable to services rendered by the employees and personnel for the benefit of the Building; provided, that in no event shall Expenses for purposes of this Lease include wages and/or benefits attributable to executive officers of Landlord to the extent such officers perform services not in connection with the management, operation, repair and maintenance of the Building; (b) fees payable by Landlord for management of the Building, not to exceed three and one-half percent (3.5%) of Landlord’s gross rental revenues, adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Building with all tenants paying rent, including base rent, pass-throughs, and parking fees from the Building for any calendar year or portion thereof; (c) the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building, provided if the management office services one or more other buildings or properties, the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned between the Building and the other buildings or properties; (d) accounting costs; (e) the cost of services; (f) rental and purchase cost of parts, supplies, tools and equipment; (g) electricity, gas and other utility costs; and (h) the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made subsequent to the Base Year which are: (1) performed primarily to reduce current or future operating expense costs, upgrade Building security or otherwise materially improve the operating efficiency of the Property; or (2) required to comply with any Laws that are enacted, or first interpreted to apply to the Property, after the date of the Lease. The cost of any such included capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below) or the useful life of the capital improvement as reasonably determined by Landlord. The amortized cost of capital improvements may, at Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement. “Payback Period” means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under the Lease. If Landlord incurs Expenses for the Building or Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building and Property and the other buildings or properties.

2.02    Anything to the contrary contained in Section 2.01 notwithstanding, Expenses shall not include: (i) the cost of capital improvements (except as expressly set forth above, and as amortized above); (ii) depreciation; (iii) principal or interest payments, fees, charges or other costs of mortgage and other non-operating debts of Landlord; (iv) the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds, any contractor, manufacturer or supplier warranty of service contract or any other costs for which Landlord has been reimbursed or receives a credit refund or discount for same; (v) all costs in connection with leasing space in the Building, including brokerage commissions; lease concessions, rental abatements and construction allowances granted to specific tenants; (vi) costs incurred in connection with the sale, financing or refinancing of the Building; (vii) fines, interest and penalties incurred due to the late payment of Taxes or Expenses; (viii) organizational expenses associated with the creation and operation of the entity which constitutes Landlord; (ix) any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases; (x) reserves of any kind, including, but not limited to replacement reserves, and reserves for bad debts or lost rent or any similar charge not involving the payment of money to third parties; (xi) rent paid to any ground lessor; (xii) the cost of services, goods or materials for the benefit solely of tenants of the Building other than Tenant to the extent that Tenant could not obtain similar services, goods or materials from Landlord without an obligation to reimburse Landlord for the entire cost thereof under the provisions of this Lease; (xiii) costs incurred by Landlord in connection with the correction of defects in design and original construction of the Building; (xiv) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Building; (xv) legal fees, consulting fees, and accountants fees and related expenses relating to leasing and enforcement of leases, or related to the defense of Landlord’s title to the Property or any part thereof; (xvi) attorney’s fees and other expenses incurred in connection with negotiations or disputes with tenants or other occupants of the Building.

3.    “Taxes” shall mean: (a) all real property taxes and other assessments on the Building and/or Property, including, but not limited to, gross receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Property, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property (equitably adjusted with respect to any such personal property that is used by Landlord in connection with the operation, maintenance and repair of properties other than the Property); and (c) all costs and fees incurred in connection with the seeking of reductions in any tax liabilities described in (a) and (b), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, transfer, capital stock, gift, estate or inheritance tax. If a change is obtained for Taxes for the Base Year, Taxes for the Base Year shall be restated and the Tax Excess for all Adjustment Years shall be recomputed. Tenant shall pay Landlord the amount of Tenant’s Share of any such increase in the Tax Excess within thirty (30) days after Tenant’s receipt of a statement from Landlord.

4.    “Insurance Expenses” shall mean the amount paid or incurred by Landlord (i) in insuring all or any portion of the Property under policies of insurance, which may include commercial general liability insurance, property insurance, worker’s compensation insurance, rent interruption insurance, contingent liability and builder’s risk insurance, and any insurance as may from time to time be maintained by Landlord and (ii) for deductible payments under any insured claims. If Landlord elects to self-insure, Landlord shall include within Insurance Expenses for purposes of the Base Year amounts equal to commercially reasonable premium payments that would otherwise have been payable by Landlord, had Landlord not elected to self-insure, and for each year thereafter, commercially reasonable increases in such premium payments, based upon increases typical of third party insurance of the same type over the Base Year as determined by Landlord in its reasonable discretion. In the event of a loss that would otherwise be covered by third party insurance but for which Landlord elected to self-insure, Insurance Expenses shall include commercially reasonable deductible amounts based upon deductible amounts typical of third party insurance of the same type, as determined by Landlord in its reasonable discretion. For the purpose of this Lease, Landlord and Tenant agree that a commercially reasonable deductible under an earthquake insurance policy shall mean a commercially reasonable percentage of the total loss incurred as a result of an earthquake event.

5.    “Occupancy Adjustment”. If at any time during a calendar year (or portion thereof), including the Base Year, the Building is less than ninety-five percent (95%) occupied or Landlord is not supplying services to at least 95% of the total Rentable Area of the Building, those components of Expenses that vary based on occupancy shall be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Area of the Building during such calendar year. Notwithstanding the foregoing, Landlord may calculate the extrapolation of Expenses under this Section based on 100% occupancy and service so long as such percentage is used consistently for each year of the Term. The extrapolation of Expenses under this Section shall be performed in accordance with the methodology specified by the Building Owners and Managers Association or other generally accepted industry practices.

6.    Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Expenses and/or Insurance Expenses among different portions or occupants of the Building (the “Cost Pools”), in Landlord’s discretion. Such Cost Pools may, for example, include, but shall not be limited to, the office space tenants of the Building and the retail space tenants. The Expenses and/or Insurance Expenses allocable to each such Cost Pool shall be allocated to such Cost Pool and charged to the tenants within such Cost Pool in an equitable manner.

7.    Tenant’s Audit Right. Tenant shall have the right to conduct an audit of Landlord’s books and records relating to Expenses, Taxes and Insurance Expenses in accordance with the following terms and provisions, provided that Tenant delivers written notice of its intent to audit within ninety (90) days after receipt by Tenant of a Final Statement and completes such audit within thirty (30) days after the date Landlord makes Landlord’s books and records available to Tenant:

(i)    No Default on the part of Tenant then exists.

(ii)    Tenant shall have the right to have a Qualified Auditor (as defined below) inspect Landlord’s accounting records at Landlord’s office.

(iii)    The Qualified Auditor shall not be employed or engaged on a contingency basis, in whole or in part.

(iv)    Prior to commencing the audit, Tenant and the auditor shall: (A) if the auditor is not an employee of Tenant, provide Landlord with evidence that the auditor is from a nationally recognized accounting firm and that the individual performing the audit is a certified public accountant (a “Qualified Auditor); (B) each sign a confidentiality letter to be provided by Landlord; and (C) provide Landlord with evidence of the fee arrangement between the auditor and Tenant.

(v)    The audit shall be limited solely to confirming that the Expenses, Taxes and Insurance Expenses reported in the Landlord’s Statement are consistent with the terms of this Lease. The auditor shall not make any judgments as to the reasonableness of any item of expense and/or the total Expenses, total Taxes, or total Insurance Expenses, nor shall such reasonableness be subject to audit except where this Exhibit B specifically states that a particular item must be reasonable.

(vi)    If Tenant’s auditor finds errors or overcharges in the Final Statement that Tenant wishes to pursue, then within the time period set forth above Tenant shall advise Landlord thereof in writing with specific reference to claimed errors and overcharges and the relevant Lease provisions disqualifying such expenses. Landlord shall have .a reasonable opportunity to meet with Tenant’s auditor (and any third auditor selected as provided below, if applicable) to explain its calculation of Expenses, Taxes, or Insurance Expenses, it being the understanding of Landlord and Tenant that Landlord intends to operate the Building as a first-class office building with services at or near the top of the market. If Landlord agrees with said findings, appropriate rebates or charges shall be made to Tenant. If Landlord does not agree, Landlord shall engage its own auditor to review the findings ,of Tenant’s auditor and Landlord’s books and records. The two (2) auditors and the parties shall then meet to resolve any difference between the audits.

(vii)    If agreement cannot be reached within two (2) weeks thereafter, then the auditors shall together select a third auditor (who shall be a Qualified Auditor not affiliated with and who does not perform services for either party or their affiliates) to which they shall each promptly submit their findings in a final report, with copies submitted simultaneously to the first two (2) auditors, Tenant and Landlord. Within two (2) weeks after receipt of such findings, the third auditor shall determine which of the two reports best meets the terms of the Lease, which report shall become the “Final Finding”. The third auditor shall not have the option of selecting a compromise between the first two auditors’ findings, nor to make any other finding.

(viii)    If the Final Finding determines that Landlord has overcharged Tenant, Landlord shall credit Tenant toward the payment of additional Rent next due and payable under this Lease the amount of such overcharge. If the Final Finding determines that Tenant was undercharged, then within thirty (30) days after the Final Finding, Tenant shall reimburse Landlord the amount of such undercharge.

(ix)    If the Final Finding results in a determination that Landlord overstated the total amount charged to Tenant for Expenses, Taxes or Insurance Expenses by more than five percent (5%) for the calendar year subject to the audit, Landlord shall pay its own audit costs and reimburse

Tenant for its costs associated with said audits. If the Final Finding results in a credit to Tenant of less than five percent (5%) of Tenant’s Share of the Expenses, Taxes or Insurance Expenses for the calendar year subject to the audit (or in a determination that Tenant underpaid Expense for such year), Tenant shall pay its own costs and shall reimburse Landlord for Landlord’s costs associated with said audits. In all other events, each party shall pay its own audit costs, including one-half (1/2) of the cost of the third auditor.

EXHIBIT C

WORK AGREEMENT

THIS WORK AGREEMENT (this “Work Agreement”) is attached to and made a part of that certain Lease (the “Lease”) between CA-MISSION STREET LIMITED PARTNERSHIP (“Landlord”) and FORGEROCK, INC., a Delaware corporation (“Tenant”). All capitalized terms used but not defined herein shall have the respective meanings given such terms in the Lease. This Work Agreement sets forth the terms and conditions relating to the construction of Tenant Improvements (defined below) in the Premises. For purposes of this Work Agreement, the term “Premises” includes the Deferred Space.

SECTION 1

ALLOWANCE; TENANT IMPROVEMENTS

1.1    Allowance. Tenant shall be entitled to an allowance (the “Allowance”) in an amount not to exceed $32.50 per rentable square foot of the Premises (i.e., $511,680.00) for the costs relating to the design, permitting and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Tenant Improvements”). In no event will Landlord be obligated to make disbursements or incur costs pursuant to this Work Agreement in a total amount which exceeds the Allowance. Any portion of the Allowance not disbursed in accordance with the terms of this Work Agreement shall revert to Landlord and Tenant shall have no rights thereto.

1.2    Disbursement of the Allowance.

(a)    Allowance Items. The Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Allowance Items”):

(i)    Payment of the fees of the Architect and the Building Consultants (as those terms are defined below) and payment of fees and costs reasonably incurred by Landlord for the review of the Construction Drawings (defined below) by Landlord’s third party consultants;

(ii)    The payment of plan check, permit and license fees relating to the Tenant Improvements;

(iii)    The cost of construction of the Tenant Improvements, including, without limitation, after hours charges, testing and inspection costs, freight elevator usage, trash removal costs, and contractors’ fees and general conditions;

(iv)    The cost of any changes to the Building when such changes are required by the Construction Drawings, such cost to include all architectural and/or engineering fees and expenses incurred in connection therewith;

(v)    The cost of any changes to the Construction Drawings (defined below) or Tenant Improvements required by applicable building codes (collectively, “Code”); and

(vi)    The Supervision Fee (defined below).

SECTION 2

CONSTRUCTION DRAWINGS

2.1    Selection of Architect; Construction Drawings. Tenant shall retain an architect/space planner approved in writing, in advance by Landlord, such approval not to be unreasonably withheld (the “Architect”) to prepare the Construction Drawings. Tenant shall retain the engineering consultants designated by Landlord listed below (the “Building Consultants”) to prepare all plans and engineering working drawings and perform all work relating to mechanical, electrical and plumbing (“MEP”), HVAC/Air Balancing, life-safety, structural, sprinkler and riser work:

MEP:	AWA

Air Balancing:	Acco

Life Safety:	Red Hawk

Structural:	Rivera Consulting Group, Inc.

Sprinkler	Ayoob Mechanical

Riser Management:	IMG Technologies

The plans and drawings to be prepared by Architect arid the Building Consultants hereunder (i.e., both the Space Plan and the Working Drawings, as each term is defined below) shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications determined or approved by Landlord and shall be subject to Landlord’s prior written approval, not to be unreasonably withheld, conditioned or delayed. All MEP drawings must be fully engineered and cannot be prepared on a “design-build” basis. Landlord’s review of the Construction Drawings shall be for its sole purpose and shall not obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

2.2    Space Plan. No later than fifteen (15) days after the Effective Date, Tenant shall supply Landlord for Landlord’s review and approval with four (4) copies signed by Tenant of its space plan for the Premises (the “Space Plan”) before any architectural working drawings or engineering drawings have been commenced. The Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Space Plan. Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Space Plan (or, if applicable, such additional information requested by Landlord pursuant to the provisions of the immediately preceding sentence) if the same is approved or is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall, within five (5) business days, cause the Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require. If Landlord reasonably disapproves any such revised Space Plan (or any subsequent revisions) because such revised Space Plan does not address Landlord’s prior disapproval, any delay in the Substantial Completion of the Tenant Improvements resulting therefrom will be Tenant Delay. At Landlord’s option, following Landlord’s approval of the Space Plan and prior to Tenant’s submission to Landlord of the Working Drawings, Tenant shall supply Landlord with such intermediate stages of the Construction Drawings as Landlord reasonably requests for Landlord’s review and approval.

2.3    Working Drawings. After the Space Plan has been approved by Landlord, Tenant shall supply the Architect and the Building Consultants with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Architect and the Building Consultants to complete the Working Drawings and shall cause the Architect and the Engineers to promptly complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Working Drawings”) and shall submit the same to Landlord for Landlord’s review and approval within ten (10) business days after Landlord’s approval of the Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of the Working Drawings. Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Working Drawings if Landlord, in good faith, determines that the same are approved or are unsatisfactory or incomplete. If Tenant is so advised, Tenant shall, within five (5) business days, revise the Working Drawings to correct any deficiencies or other matters Landlord may reasonably require. If Landlord disapproves any such revised Working Drawings (or any subsequent revisions) because such revised Working Drawings do not address Landlord’s prior disapproval, any delay in the Substantial Completion of the Tenant Improvements resulting therefrom will be Tenant Delay.

2.4    Landlord’s Approval. Landlord’s approval of any matter under this Work Agreement may be withheld if Landlord reasonably determines that the same would violate any provision of the Lease or this Work Agreement or would adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building.

SECTION 3

CONSTRUCTION OF THE TENANT IMPROVEMENTS

3.1    Contractor. A general contractor selected by Tenant pursuant to three (3) competitive bids obtained by Landlord, and retained by Landlord (“Contractor”) shall construct the Tenant Improvements.

3.2    Cost Proposal. Following the selection of Contractor, Landlord shall provide Tenant with a cost proposal based upon Contractor’s bid, which cost proposal shall include, as nearly as possible, the cost of all Allowance Items to be incurred in connection with the construction of the Tenant Improvements (the “Cost Proposal”). The date on which Landlord delivers the Cost Proposal to Tenant shall be known hereafter as the “Cost Proposal Delivery Date”. If, within five (5) Business Days following the Cost Proposal Delivery Date, Tenant approves the Cost Proposal or does not respond to the Cost Proposal, Landlord shall be released by Tenant to purchase the items set forth in the Cost Proposal and to commence the construction relating to such items. If Tenant disapproves the Cost Proposal, Tenant will specify the basis for such disapproval in reasonable detail and, assuming Landlord does not reject Tenant’s proposed change(s), Landlord will revise the Cost Proposal and submit the same to Tenant. The scope of Tenant’s review of any such revised Cost Proposal will be limited to Landlord’s correction of the items specified by Tenant in Tenant’s notice of disapproval. Tenant will notify Landlord of Tenant’s approval or disapproval of such revised Cost Proposal within three (3) Business Days following receipt of same, and this process will continue (with Tenant responding within three (3) Business Days in each case) until Tenant has approved the Cost Proposal; provided, however, that if Tenant disapproves the Cost Proposal, including any revised version thereof, any delay in construction resulting from any such further disapproval will be Tenant Delay.

3.3    Construction Costs.

(a)    Over-Allowance Amount. Not later than five (5) Business Days after the date Landlord notifies Tenant of Contractor’s bid, Tenant shall deliver to Landlord cash in an amount (the “Over-Allowance Amount”) equal to the difference between (i) the estimated cost of all Allowance Items to be incurred in connection with the construction of the Tenant Improvements, based in part upon Contractor’s bid (the “Final Costs”) and (ii) the amount of the Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before such date). The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any then remaining portion of the Allowance, and such disbursement shall be pursuant to the same procedure as the Allowance. If at any time thereafter any revisions, changes, or substitutions shall be made to the Construction Drawings or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord immediately upon Landlord’s request as an addition to the Over-Allowance Amount. Tenant shall be responsible for all costs associated with the Tenant Improvements to the extent the same exceed the Allowance (notwithstanding the content of the Cost Proposal). If after final determination of the actual cost of the Tenant Improvements, such actual costs are less than the Final Costs as determined above, Landlord shall refund to Tenant the amount of such difference, up to the amount of the Over-Allowance Amount paid by Tenant.

(b)    Landlord Supervision Fee. Landlord shall supervise the construction by Contractor, and Tenant shall pay to Landlord a construction supervision and management fee (the “Landlord Supervision Fee”) in an amount equal to $1.50 per rentable square foot of the Premises (i.e., $23,616.00). The Landlord Supervision Fee will be deducted from the Allowance.

(c)    Contractor’s Warranties and Guaranties. Landlord hereby assigns to Tenant, on a nonexclusive basis, all warranties and guaranties by Contractor relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to or arising out of the design or construction of the Tenant Improvements.

(d)    Compliance with Laws. Landlord shall have the responsibilities with respect to alterations to the Common Areas and the 29th floor restrooms as set forth in Section 5 of the Lease.

SECTION 4

SUBSTANTIAL COMPLETION OF THE TENANT IMPROVEMENTS

4.1    Substantial Completion. For purposes of the Lease, “Substantial Completion” of the Tenant Improvements shall occur upon the completion of construction of the Tenant Improvements pursuant to the Working Drawings (as reasonably determined by Landlord), with the exception of any punch list items and any tenant fixtures, equipment (including security and other Tenant systems), work-stations (including any related fixtures and/or equipment electrification), built-in furniture, and telecommunications and data cabling and equipment, all of which shall be the responsibility of Tenant to purchase and install at Tenant’s sole cost and expense.

4.2    Delay in Substantial Completion. If there shall be a delay or delays in the Substantial Completion of the Tenant Improvements, as a result of any of the following (each, a “Tenant Delay”) then, notwithstanding anything to the contrary set forth in the Lease or this Work Agreement and regardless of the actual date of the Substantial Completion of the Tenant Improvements, for the purpose of determining the commencement of Tenant’s obligation to commence the payment of Rent under the Lease, the date of Substantial Completion of the Tenant Improvements shall be deemed to be the date the Substantial Completion of the Tenant Improvements would have occurred if no Tenant Delay had occurred:

(a)    Tenant’s failure to timely respond to any matter requiring Tenant’s approval;

(b)    Tenant’s failure to timely pay any amount hereunder (including, without limitation, the Over-Allowance Amount or Tenant’s Share of any costs);

(c)    A breach by Tenant of the terms of the Lease or this Work Agreement (including, without limitation, Tenant’s failure to comply with any time deadlines specified in this Work Agreement);

(d)    Changes in any of the Construction Drawings after approval of the same for any reason;

(e)    Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time, and which are different from, or not included in, the Building Standards;

(f)    Changes to the Building required by the Working Drawings; or

(g)    Any other acts or omissions of Tenant, its agents, employees, contractors or vendors.

SECTION 5

MISCELLANEOUS

5.1    Tenant’s Representative. Tenant has designated John Fernandez as its sole representative with respect to the matters set forth in this Work Agreement, until further notice to Landlord, who shall have full authority and responsibility to act on behalf of Tenant as required in this Work Agreement.

5.2    Landlord’s Representative. Landlord has designated Cydney Richardson as its sole representative with respect to the matters set forth in this Work Agreement, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of Landlord as required in this Work Agreement.

5.3    Tenant’s Default. Notwithstanding any provision to the contrary contained in the Lease, if a Default by Tenant under the Lease (including, without limitation, this Work Agreement) has occurred at any time on or before the substantial completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Allowance until such time, if any, as the default is cured in accordance with the terms of the Lease, and (ii) all other obligations of Landlord under the terms of this Work Agreement shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

EXHIBIT D

COMMENCEMENT LETTER

(EXAMPLE)

Date

Tenant	FORGEROCK, INC.
Address

Re:

Commencement Letter with respect to that certain Lease dated as of_______ 2014, by and between CA-MISSION STREET LIMITED PARTNERSHIP, as Landlord, and _______________________ as Tenant, for 15,744 rentable square feet on the twenty-ninth (29th) floor of the Building located at 201 Mission Street, San Francisco, California.

Dear :

In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and acknowledges:

1. The Commencement Date is                                     ;

2. The Schedule of Base Rent is                                   ;

3. The Termination Date is                                            .

Please acknowledge the foregoing and your acceptance of possession by signing and returning 3 fully executed counterparts of this Commencement Letter to my attention. Tenant’s failure to execute and return this letter, or to provide written objection to the statements contained in this letter, within 10 days after the date of this letter shall be deemed an approval by Tenant of the statements contained herein.

CA-MISSION STREET LIMITED PARTNERSHIP, a Delaware limited partnership

By:	NAPI REIT TRS, INC., a Maryland corporation
Its:	General Partner

By:

Name:

Title:

D-1

Acknowledged and Accepted:

Tenant: FORGEROCK, INC.

By:	[EXHIBIT - DO NOT SIGN]
Name:
Title:
Date:

D-2

EXHIBIT E

BUILDING RULES AND REGULATIONS

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between CA-MISSION STREET LIMITED PARTNERSHIP (“Landlord”) and FORGEROCK, INC., a Delaware corporation (“Tenant”) for space in the Building located at 201 Mission Street, San Francisco, California.

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facilities (if any), the Property and the appurtenances. In the event of a conflict between the following rules and regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control.

1.

Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Property.

2.

Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances.

3.

No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord’s prior approval, which approval shall not be unreasonably withheld.

4.

Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants and no other directory shall be permitted unless previously consented to by Landlord in writing.

5.

Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost and Tenant shall not make any duplicate keys. One hundred (100) key card for access to the Building shall be furnished by Landlord to Tenant at Landlord’s cost; any additional key cards or replacement key cards shall be at Tenant’s expense. All keys and key cards shall be returned to Landlord at the expiration or early termination of the Lease.

6.

All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

7.

Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be performed in a manner and restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, including the names of any contractors, vendors or delivery companies, which approval shall not be unreasonably withheld. Tenant shall assume all risk for damage, injury or loss in connection with the activity.

8.

Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld; provided that approval by Landlord shall not relieve Tenant from liability for any damage in connection with such heavy equipment or articles

9.

Tenant shall not: (a) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (b) solicit business or distribute or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (c) conduct or permit other activities in the Building that might, in Landlord’s sole opinion, constitute a nuisance.

10.	No animals, except those assisting individuals with disabilities, shall be brought into the Building or kept in or about the Premises.

11.

No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant and shall remain solely liable for the costs of abatement and removal.

12.

Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.

13.

Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Commencement Date of the Term be extended as a result of the above actions.

14.

Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electric or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

15.

Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.

16.	Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

17.

Landlord may from time to time adopt systems and procedures for the security and safety of the Building and Property, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

18.

Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

19.

Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless a portion of the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

20.

Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

21.

Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

22.

The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

23.	Window coverings shall be closed when the effect of sunlight would impose unnecessary loads on the air conditioning system.

24.	Tenant shall not tamper with or attempt to adjust temperature control thermostats in the Premises. Landlord shall make adjustments in thermostats on call from Tenant.

25.	In no event will Tenant install equipment in the Premises of a type or at a level which adversely affects the temperature range maintained by the Building’s heating and air conditioning system.

26.

Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building and for the preservation of good order therein and will use commercially reasonable efforts to apply such rules and regulations consistently to all tenants of the Building.

EXHIBIT F

ADDITIONAL PROVISIONS

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between CA-MISSION STREET LIMITED PARTNERSHIP (“Landlord”) and FORGEROCK, INC., a Delaware corporation (“Tenant’) for space in the Building located at 201 Mission Street, San Francisco, California.

1.    Letter of Credit.

(a)    General Provisions. No later than five (5) Business Days after Tenant’s execution of this Lease, Tenant shall deliver to Landlord, as collateral for the full performance by Tenant of all of its obligations under the Lease and for all losses and damages Landlord may suffer as a result of Tenant’s failure to comply with one or more provisions of the Lease, including, but not limited to, any post lease termination damages under section 1951.2 of the California Civil Code, a standby, unconditional, irrevocable, transferable letter of credit (the “Letter of Credit”) in the form of Exhibit H to the Lease and containing the terms required herein, in the face amount of $731,226.67 (the “Letter of Credit Amount”), naming Landlord as beneficiary, issued (or confirmed) by Silicon Valley Bank or another financial institution reasonably acceptable to Landlord (the “Issuing Bank”), permitting multiple and partial draws thereon from a location in San Francisco, California (or, alternatively, permitting draws via overnight courier or facsimile), and otherwise in form acceptable to Landlord in its sole discretion. Tenant shall cause the Letter of Credit to be continuously maintained in effect (whether through replacement, amendment, renewal, amendment or extension) in the Letter of Credit Amount through the date (the “Final LC Expiration Date”) that is 100 days after the scheduled expiration date of the Term. If the Letter of Credit held by Landlord expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the Issuing Bank), Tenant shall deliver a new or amended Letter of Credit or certificate of renewal or extension to Landlord not later than thirty (30) days prior to the expiration date of the Letter of Credit then held by Landlord. Any renewal, amended or replacement Letter of Credit shall comply with all of the provisions of this Section 1, shall be irrevocable, transferable (with all transfer costs being the responsibility of Tenant) and shall remain in effect (or be automatically renewable) through the Final LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion.

(b)    Drawings under Letter of Credit. Upon Tenant’s Default under the Lease(or would be a Default but Landlord is precluded by applicable Law from sending a notice of default to Tenant), Landlord may, without prejudice to any other remedy provided in this Lease or by law, draw on the Letter of Credit and use all or part of the proceeds as set forth in Section 1(c) below. In addition, if Tenant fails to furnish such renewal or replacement at least thirty (30) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) in accordance with the terms of this Section 1.

(c)    Use of Proceeds by Landlord. The proceeds of the Letter of Credit shall constitute Landlord’s sole and separate property (and not Tenant’s property or the property of Tenant’s bankruptcy estate) and Landlord may immediately upon any draw permitted under the Lease (and without notice to Tenant except as may be expressly provided in the Lease) apply or offset the proceeds of the Letter of Credit: (i) against any Rent payable by Tenant under the Lease that is not paid when due following any applicable notice and cure periods; (ii) against all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it may suffer as a result of Tenant’s failure to comply with one or more provisions of the Lease, including any damages arising under section 1951.2 of the California Civil Code following termination of the Lease, to the extent permitted by the Lease; (iii) against any costs incurred by Landlord permitted to be reimbursed pursuant to the Lease (including attorneys’ fees); and (iv) against any other amount that Landlord may spend or become obligated to spend by reason of Tenant’s Default for which Landlord shall be entitled to seek reimbursement in accordance with the Lease. Provided Tenant has performed all of its obligations under the Lease, Landlord agrees to pay to Tenant by the Final LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied as allowed above; provided, that if prior to the Final LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Federal Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under the Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.

(d)    Additional Covenants of Tenant.

(i)    If, at any time during the Term, Landlord determines that (i) the Issuing Bank fails to meet any of the following three ratings standards as to its unsecured and senior, long-term debt obligations (not supported by third party credit enhancement): (x) “AZ or better by Moody’s Investors Service, or its successor, (y) “A” or better by Standard & Poor’s Rating Service, or its successor; or (z) “A” or better by Fitch Ratings, or its successor or (ii) the Issuing Bank is no longer considered to be well capitalized under the “Prompt Corrective Action” rules of the FDIC (as disclosed by the Issuing Bank’s Report of Condition and Income (commonly known as the “Call Report”) or otherwise) or (iii) the Issuing Bank has been placed into receivership by the FDIC, or (iv) the Issuing Bank has entered into any other form of regulatory or governmental receivership, conservatorship or other similar regulatory or governmental proceeding, or is otherwise declared insolvent or downgraded by the FDIC or closed for any reason, then, within ten (10) calendar days following Landlord’s notice to Tenant, Tenant shall deliver to Landlord a new Letter of Credit meeting the terms of this Section 1 issued by an Issuing Bank meeting Landlord’s credit rating standards and otherwise acceptable to Landlord, in which event, Landlord shall return to Tenant the previously held Letter of Credit. If Tenant fails to timely deliver such replacement Letter of Credit to Landlord, such failure shall be deemed a Default under the Lease without the necessity of additional notice or the passage of additional grace periods.

(ii)    If, as result of any application or use by Landlord of or any part of the Letter of Credit, the amount of the Letter of Credit plus any cash proceeds previously drawn by Landlord and not applied pursuant to Section 1(c) above, shall be less than the Letter of Credit Amount, Tenant shall, within five (5) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or replacement or amended letter of credit in the total Letter of Credit Amount), and a such additional (or replacement or amended) letter of credit shall comply with all of the provisions of this Section 1, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in the Lease, the same shall constitute a Default by Tenant. Tenant further covenants and warrants that it will neither assign, nor encumber the Letter of Credit or any part thereof and that neither Landlord nor successors or assigns will be bound by any such assignment, encumbrance, attempt assignment or attempted encumbrance.

(e)    Nature of Letter of Credit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or be treated as a “security deposit” and any Law applicable to security deposits in the commercial context including Section 1950.7 of the California Civil Code, as such section now exists or as may be hereafter amended or succeeded (“Security Deposit Laws”), (2) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceed thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of Law, now or hereafter in effect, which (i) establish the time frame by which Landlord must refund a security deposit under lease, and/or (ii) provide that Landlord may claim from the Security Deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in this Section 1 above and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of the Lease or the acts or omission of Tenant or any other Tenant Related Parties, including any damages Landlord suffers following termination of the Lease, all to the extent Landlord is entitled to recover the same from Tenant pursuant to the terms of the Lease.

(f)    Reduction in the Letter of Credit Amount. Provided that the Reduction Conditions (defined below) are satisfied as of the later to occur of a Reduction Date (defined below) and the date of Tenant’s applicable reduction request, upon written request by Tenant, the face amount of the Letter of Credit may be reduced as follows: (i) to $639,823.34 as of the first (1st) Reduction Date; and (ii) to $548,420.00 as of the second (2nd) Reduction Date; (iii) to $457,016.67 as of the third (3rd) Reduction Date; and (iv) to $365,613.35 as of the fourth (4th) Reduction Date. Any reduction in the Letter of Credit Amount shall be accomplished by Tenant providing Landlord with a substitute Letter of Credit or an amendment to the existing Letter of Credit, in the reduced amount. In no event shall the Letter of Credit Amount be reduced below $365,613.35 during the Term. As used herein, the “Reduction Conditions” shall mean that (1) Tenant is not in Monetary Default, (2) no Insolvency Event then exists, (3) no Insolvency Event involving Tenant has previously occurred, and (4) Tenant has had no more than two (2) previous Monetary Defaults, and both such Monetary Defaults were cured. As used herein, the “Reduction Date” shall mean the date(s) of expiration of the twenty fourth (24th), thirty sixth (36th), forty eighth (48th) and sixtieth (60th) full calendar months of the Term. If Tenant has failed to meet the Reduction Conditions or any of them as to any Reduction Date, then any subsequent reduction(s) Tenant is entitled to hereunder shall be reduced by the amount of the reduction Tenant would have been entitled to had Tenant not failed to satisfy the Reduction Conditions or any of them as to such earlier reduction. For example, if Tenant fails to meet the Reduction Conditions or any of them as to the first Reduction Date, but meets the Reduction Conditions for all subsequent Reduction Dates, then the face amount of the Letter of Credit will be reduced as of the second Reduction Date to $672,360.64, as of the third Reduction Date to $576,309.12, and as of the fourth Reduction Date to $480,257.60, and will thereafter not be reduced below such amount during the Term.

2.    Renewal Option.

(a)    Grant of Option: Conditions. Tenant shall have the right to extend the Term of the Lease (the “Renewal Option”) for one (1) additional period of five (5) years commencing on the day following the Termination Date and ending on the fifth (5th) anniversary of the Termination Date (the “Renewal Term”), if:

(i)    Landlord receives irrevocable notice of exercise (“Initial Renewal Notice”) not less than twelve (12) full calendar months prior to the Termination Date and not more than eighteen (18) full calendar months prior to the Termination Date; and

(ii)    Tenant is not in Default under the Lease at the time that Tenant delivers its Initial Renewal Notice or as of the Termination Date; and

(iii)    No more than twenty-five percent (25%) of the Premises is sublet (other than pursuant to a Permitted Transfer) at the time that Tenant delivers its Initial Renewal Notice or as of the as of the Termination Date; and

(iv)    Tenant’s interest in the Lease has not been assigned (other than pursuant to a Permitted Transfer) prior to the date that Tenant delivers its Initial Renewal Notice or as of the Termination Date.

(b)    Terms Applicable to Premises During Renewal Term. The initial Base Rent rate per rentable square foot of the Premises during the Renewal Term shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises. Base Rent during the Renewal Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate. Tenant shall pay Expenses, Taxes and Insurance Expenses for the Premises during the Renewal Term in accordance with the terms of the Lease.

(c)    Initial Procedure for Determining Prevailing Market. Within thirty (30) days after receipt of Tenant’s Initial Renewal Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Renewal Term. Within fifteen (15) days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Renewal Term, Tenant shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s agreement with Landlord’s determination of the Prevailing Market rate for the Renewal Term, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such fifteen (15) day period, Tenant will be deemed to have delivered a Rejection Notice. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides (or is deemed to have provided) Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Renewal Term. Upon agreement, Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant fail to agree upon the Prevailing Market rate within thirty (30) days after the date Tenant provides Landlord with a Rejection Notice (the “Negotiation Period”), the Prevailing Market rate will be determined in accordance with the arbitration procedures described below.

(d)    Arbitration Procedure.

(i)     Landlord and Tenant, within five (5) days after the date of expiration of the Negotiation Period, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Renewal Term (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then the Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not resolved by the exchange of Estimates, then, within fourteen (14) days after the exchange of Estimates, Landlord and Tenant shall each select a real estate broker to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Renewal Term. Each such real estate broker so selected shall have had at least the immediately preceding ten (10) years’ experience as a real estate broker leasing first-class office space in the San Francisco financial district, with working knowledge of current rental rates and practices.

(ii)    Upon selection, Landlord’s and Tenant’s brokers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimate chosen by the brokers shall be binding on both Landlord and Tenant. If either Landlord or Tenant fails to appoint a broker within the fourteen (14) day period referred to above, the broker appointed by the other party shall be the sole broker for the purposes hereof. If the two brokers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market within twenty (20) days after their appointment, then, within fourteen (14) days after the expiration of such twenty (20) day period, the two brokers shall select a third broker meeting the aforementioned criteria. Once the third broker (the “Arbitrator”) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the Arbitrator shall select which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant. The parties shall share equally in the costs of the Arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

(iii)    If the Prevailing Market rate has not been determined by the commencement date of the Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the Term for the Premises until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the Renewal Term. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

(e)    Renewal Amendment. If Tenant is entitled to and properly exercises the Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Base Year, term, termination date and other appropriate terms. Tenant shall execute and return the Renewal Amendment to Landlord within fifteen (15) Business Days after Tenant’s receipt of same, but an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

(f)    Prevailing Market. For purposes hereof, “Prevailing Market” shall mean the arms’ length fair market annual rental rate per rentable square foot under new and renewal leases and amendments (other than renewal amendments with rental rates not based on 100% of the then applicable fair market rental rates) with terms commencing on or about the date on which the Prevailing Market is being determined hereunder, for tenants of comparable credit worthiness to the Tenant, for space comparable to the Premises in the Building and office buildings comparable to the Building in the San Francisco, California, Financial District. The determination of Prevailing Market shall take into account any material economic differences between the terms of the Lease and any comparison lease or amendment, such as brokerage commissions, rent abatements, construction costs, and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes, as well as the level of improvements existing in the Premises.

3.    Deferred Space.

(a)    Tenant hereby leases from Landlord and Landlord leases to Tenant approximately 5,744 rentable square feet on the twenty-ninth (29th) floor of the Building as shown on Exhibit A and labeled “Deferred Space A” and “Deferred Space B” (collectively referred to herein as the “Deferred Space”). Deferred Space A is deemed to be 2,000 rentable square feet, and Deferred Space B is deemed to be 3,744 rentable square feet. The Lease Term with respect to the Deferred Space A shall commence effective as of the first day of the ninth (9th) full calendar month after the Commencement Date (the “Deferred Space A Commencement Date”). The Lease Term with respect to Deferred Space B shall commence effective as of the first day of the sixteenth (16th) full calendar month after the Commencement Date (the “Deferred Space B Commencement Date”).

(b)    No delays in Substantial Completion of any Tenant Improvements shall result in a delay in the Deferred Space A Commencement Date or the Deferred Space B Commencement Date. The Deferred Space shall be a part of the Premises and subject to all the terms and conditions of this Lease, except that no allowances, credits, abatements or other concessions (if any) set forth in this Lease for the Premises as constituted on the Effective Date or any other expansions shall apply to the Deferred Space except as expressly set forth in the Lease.

(c)    The Deferred Space shall be leased by Tenant pursuant to all the terms and conditions of the Lease, except that Base Rent rate per rentable square foot for the Deferred Space shall be the same as the Base Rent rate per square foot for the Premises on the Deferred Space Commencement Date, as provided in Section 1.03 of the Lease, and shall increase at such times and in such amounts as the Base Rent for the Premises as provided in Section 1.03 of the Lease, .and the Base Year for Real Estate Taxes and for Operating Expenses for both Deferred Space A and Deferred Space B shall be 2015.

(d)    Tenant acknowledges that there is and will not be a demising wall or walls between Premises as it exists prior to the addition of the Deferred Space, and the Deferred Space. Tenant agrees that Tenant, its employees, contractors, officers, shareholders, visitors, invitees, and agents (the “Tenant Parties”) shall not have the right to use or occupy any portion of Deferred Space A prior to the Deferred Space A Commencement Date, and shall not have the right to use or occupy any portion of Deferred Space B prior to the Deferred Space B Commencement Date. For purposes of this Section 3(d), “use” includes, without limitation, having furniture or equipment within or resting on any portion of the Deferred Space, or use of such space for storage of any kind, but does not include walking through the Deferred Space to reach another portion of the Premises. If at any time prior to the Deferred Space A Commencement Date, as to Deferred Space A and Deferred Space B, and at any time prior to the Deferred Space B Commencement Date, as to Deferred Space B, and effective immediately as of such time as any Tenant Parties for any reason whatsoever violates the use restrictions for the Deferred Space as set forth in this Section 3(d), Landlord shall be entitled, from that date forward, and without notice and without any opportunity to cure, to receive Rent on the entirety of the Deferred Space from Tenant in an amount equal to the per rentable square foot amount payable per month by Tenant at that-time as to the Premises, increasing over time as set forth in Section 1.03 of the Lease. In addition, Tenant specifically agrees that its indemnity and waiver of claims contained in Section 13 of the Lease shall apply to Deferred Space A and Deferred Space B as of the Commencement Date of this Lease, and that Tenant furthermore acknowledges and agrees that Tenant’s Insurance shall extend to and be contractually endorsed to cover all of Deferred Space A and Deferred Space B as of the Commencement Date of this Lease.

EXHIBIT G

PARKING AGREEMENT

This Exhibit (the “Parking Agreement”) is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between CA-MISSION STREET LIMITED PARTNERSHIP (“Landlord”) and FORGEROCK, INC. (“Tenant”) for space in the Building located at 201 Mission Street, San Francisco, California.

1.    During the Term, Tenant has the right to lease from Landlord and Landlord agrees to lease to Tenant two (2) parking spaces (the “Spaces”) for the use of Tenant and Tenant’s clients and their respective employees in the surface parking lot servicing the Building (the “Parking Lot”), located adjacent to the Building on the southeast side. Tenant’s rights under this Parking Agreement are contingent upon Tenant delivering not less than ten (10) days’ written notice to Landlord stating its election to lease the Space(s), provided that Landlord may permit Tenant to lease the applicable Space(s) prior to the passage of such ten (10)-day period if such Space(s) are readily available. Tenant may elect not to lease any or all of the Spaces by delivering written notice to Landlord, and such termination will be effective on the last day of the calendar month during which Tenant delivers such notice, provided that if Landlord receives such notice less than three (3) days prior to the last day of the month, then such termination shall be effective on the last day of the following calendar month. If, following any such termination described in the foregoing sentence, Tenant may elect to re-lease the applicable Space(s) (subject to availability) under the terms and conditions hereof by delivering written notice of such election to Landlord. In addition to the Spaces described above, Tenant may lease from Landlord additional spaces in the Parking Lot on a month-to-month basis, subject to the availability, and subject to the terms and conditions of this Parking Agreement. The rent for such Spaces will initially be as follows: Tenant will pay $425.00 per month for each Space; said rate is subject to adjustment from time to time in Landlord’s sole but reasonable discretion. Such charges, if any, shall be payable in advance to Landlord or such other entity as designated by Landlord, and shall be sent concurrent with Tenant’s payment of monthly Base Rent to the address Landlord designates from time to time. Except as otherwise set forth herein below, no deductions from such charges, if any, shall be made for days on which the Parking Lot is not used by Tenant.

2.    Tenant shall at all times comply with all applicable ordinances, rules, regulations, codes, laws, statutes and requirements of all federal, state, county and municipal governmental bodies or their subdivisions respecting the use of the Parking Lot. Landlord reserves the right to adopt, modify and enforce reasonable rules (“Rules”) governing the use of the Parking Lot from time to time. Landlord shall provide Tenant with one (1) parking pass for each of the Spaces, provided that Landlord shall have the right to require Tenant to place a deposit on each such parking pass and to pay a fee for any lost or damaged parking pass. Landlord may refuse to permit any person who violates such Rules to park in the Parking Lot, and any violation of the Rules shall subject the car to removal from the Parking Lot following reasonable notice. Tenant shall comply with and cause its employees to comply with all the Rules as well as all reasonable additions and amendments thereto.

3.    Unless specified to the contrary above, the Spaces hereunder shall be provided on a non-designated “first-come, first-served” basis. Landlord reserves the right to assign other specific parking spaces, and to reserve other parking spaces for visitors, small cars, handicapped persons and for other tenants, guests of tenants or other parties, which assignment and reservation or spaces may be relocated as determined by Landlord from time to time, and Tenant and persons designated by Tenant hereunder shall not park in any such location designated for such assigned or reserved parking spaces.

4.    Tenant shall not store or permit its employees to store any automobiles in the Parking Lot without the prior written consent of the operator. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Parking Lot. If it is necessary for Tenant or its employees to leave an automobile in the Parking Lot overnight, Tenant shall provide the operator with prior notice thereof designating the license plate number and model of such automobile.

5.    Landlord shall have the right to temporarily close the Parking Lot, or certain areas therein in order to perform necessary repairs, maintenance and improvements to the Parking Lot, and in such events, Landlord shall refund any prepaid parking fee hereunder for any Spaces affected by such closure, prorated on a per diem basis.

6.    LANDLORD SHALL NOT BE LIABLE FOR ANY LOSS, INJURY OR DAMAGE TO PERSONS USING THE PARKING LOT OR AUTOMOBILES OR OTHER PROPERTY THEREIN, IT BEING AGREED THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, THE USE OF THE SPACES SHALL BE AT THE SOLE RISK OF TENANT AND ITS EMPLOYEES. WITHOUT LIMITING THE FOREGOING, TENANT HEREBY VOLUNTARILY RELEASES, DISCHARGES, WAIVES AND RELINQUISHES ANY AND ALL ACTIONS OR CAUSES OF ACTION FOR PERSONAL INJURY OR PROPERTY DAMAGE OCCURRING TO TENANT ARISING AS A RESULT OF PARKING IN THE PARKING LOT, OR ANY ACTIVITIES INCIDENTAL THERETO, WHEREVER OR HOWEVER THE SAME MAY OCCUR, AND FURTHER AGREES THAT TENANT WILL NOT PROSECUTE ANY CLAIM FOR PERSONAL INJURY OR PROPERTY DAMAGE AGAINST LANDLORD OR ANY OF THE LANDLORD RELATED PARTIES FOR ANY SAID CAUSES OF ACTION. IN ALL EVENTS, TENANT AGREES TO LOOK FIRST TO ITS INSURANCE CARRIER AND TO REQUIRE THAT TENANT’S EMPLOYEES LOOK FIRST TO THEIR RESPECTIVE INSURANCE CARRIERS FOR PAYMENT OF ANY LOSSES SUSTAINED IN CONNECTION WITH ANY USE OF THE PARKING LOT. TENANT HEREBY WAIVES ON BEHALF OF ITS INSURANCE CARRIERS ALL RIGHTS OF SUBROGATION AGAINST LANDLORD OR LANDLORD RELATED PARTIES.

7.    Except in connection with a Permitted Transfer, or in connection with a Transfer of this Lease consented to by Landlord in accordance with the provisions of Section 11 of the Lease, Tenant shall not assign its rights under this Parking Agreement or sublease any Space without the consent of Landlord. Landlord shall have the right to terminate this Parking Agreement with respect to any Space that Tenant desires to sublet or assign its rights thereto.

8.    Landlord hereby reserves the right to enter into a management agreement or lease with another entity for the operation of the Parking Lot (“Operator”). In such event, Tenant, upon request of Landlord, shall enter into a parking agreement upon substantially the same terms hereunder with the Operator and pay the Operator the monthly charge established hereunder, and Landlord shall have no liability for claims arising through acts or omissions of the Operator. It is understood and agreed that the identity of the Operator may change from time to time during the Term. In connection therewith, any parking lease or agreement entered into between Tenant and any Operator shall be freely assignable by such Operator or any successors thereto.

EXHIBIT H

FORM LETTER OF CREDIT

H-1